UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2016

VALERITAS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-198807	46-5648907
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

750 Route 202 South, Suite 600

Bridgewater, NJ 08807

(Address of principal executive offices, including zip code)

+1-908-927-9920

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

EXPLANATORY NOTE

This Form 8-K/A (the “Amended Report”) is filed by Valeritas Holdings, Inc. (the “Company”. Formerly known as Cleaner Yoga Mat, Inc.) to update Items 2.01 and 9.01 in the Report on Form 8-K filed by the Company with the U.S. Securities and Exchange Commission on May 9, 2016 (the “Original 8-K”) to provide updated historical financial information as of March 31, 2016 and for the three-month period ended March 31, 2016. References to Items in Form 8-K that are not included herein refer to Items previously filed in the Original 8-K.

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

The information in this Item 2.01 of this Amended Report is being filed to amend and restate the portion of Item 2.01 titled “Management’s Discussion and Analysis of Financial Condition and Plan of Operations” in the Original 8-K.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following management’s discussion and analysis should be read in conjunction with the historical financial statements and the related notes thereto contained in this report. The management’s discussion and analysis contains forward-looking statements, such as statements of our plans, objectives, expectations and intentions. Any statements that are not statements of historical fact are forward-looking statements. When used, the words “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect” and the like, and/or future tense or conditional constructions (“will,” “may,” “could,” “should,” etc.), or similar expressions, identify certain of these forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including those under “Risk Factors” in this Report, that could cause actual results or events to differ materially from those expressed or implied by the forward-looking statements. The Company’s actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors. The Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this report.

The following discussion highlights Valeritas, Inc.’s (“Valeritas” or “We”) results of operations and the principal factors that have affected our financial condition as well as our liquidity and capital resources for the periods described, and provides information that management believes is relevant for an assessment and understanding of the statements of financial condition and results of operations presented herein. The following discussion and analysis are based on Valeritas’s unaudited financial statements contained in this Report, which we have prepared in accordance with United States generally accepted accounting principles. You should read the discussion and analysis together with such financial statements and the related notes thereto.

Basis of Presentation

The audited consolidated financial statements of Valeritas for the fiscal years ended December 31, 2015 and 2014 contained in the Form 8-K dated May 9, 2016 and the unaudited condensed consolidated financial statements of Valeritas for the three months ended March 31, 2016 and 2015 contained herein include a summary of our significant accounting policies and should be read in conjunction with the discussion below. In the opinion of management, all material adjustments necessary to present fairly the results of operations for such periods have been included in the unaudited financial statements for the three months ended March 31, 2016 and 2015. All such adjustments are of a normal recurring nature.

Overview

We are a commercial-stage medical technology company focused on developing innovative technologies to improve the health and quality of life of people with Type 2 diabetes. We designed our first commercialized product, the V-Go Disposable Insulin Delivery Device, or V-Go, to help patients with Type 2 diabetes who require insulin to achieve and maintain their target blood glucose goals. V-Go is a small, discreet and easy-to-use disposable insulin delivery device that a patient adheres to his or her skin every 24 hours. V-Go enables patients to closely mimic the body’s normal physiologic pattern of insulin delivery throughout the day and to manage their diabetes with insulin without the need to plan a daily routine around multiple daily injections.

We currently focus on the treatment of patients with Type 2 diabetes—a pervasive and costly disease that, according to the 2014 National Diabetes Statistics Report released by the U.S. Centers for Disease Control and Prevention, or CDC, currently affects between 90% to 95% of the approximately 22 million U.S. adults diagnosed with diabetes. The CDC estimates that the combined direct medical and drug costs and indirect lost productivity costs of diabetes in the United States are approximately $245 billion annually. We believe the majority of the 12.8 million U.S. adults treating their Type 2 diabetes with more than one daily oral anti-diabetic drug, or OAD, or an injectable diabetes medicine can benefit from V-Go’s innovative approach to Type 2 diabetes management. Our near-term market consists of the approximately 5.8 million of these patients who currently take insulin, which includes 4.6 million patients who have not been able to achieve their target blood glucose goal.

We commenced commercial sales of V-Go in the United States during 2012. In the second half of 2012, we began hiring sales representatives in selected U.S. markets. At the end of 2015, our sales team covered 63 territories primarily within the East, South, Midwest and Southwest regions of the United States.

Since launching V-Go, the total number of prescriptions for, and the number of patients using, V-Go have increased each year. Based on prescription data, we estimate there were approximately 92,000 V-Go prescriptions filled during the year ended December 31, 2015, and we estimate that approximately 11,500 patients with Type 2 diabetes were using V-Go during 2015.

Reorganization of Valeritas Holdings, LLC

During the second quarter of 2014, Valeritas consummated a series of transactions designed to facilitate future capital raising by simplifying its capitalization, or the 2014 Reorganization. On June 19, 2014, Valeritas Merger Sub, Inc. and Valeritas Holdings, LLC, or Holdings LLC, merged with and into us. Prior to the 2014 Reorganization, Holdings LLC was Valeritas’s direct wholly owned subsidiary. Valeritas survived the 2014 Reorganization as a direct, wholly owned subsidiary of Holdings LLC. In connection with the 2014 Reorganization, all of the pre-merger holders of Valeritas’s Series A, B, C, C-1 and C-2 preferred stock, common stock, options to purchase common stock and preferred stock warrants converted these securities into preferentially equivalent units in Holdings LLC, and Valeritas issued 6,923,076 shares of its common stock to Holdings LLC, which represented Holdings LLC’s sole asset. These shares of common stock were distributed to unit holders of Holdings LLC upon the cancellation of Holdings LLC and the liquidation of its assets on March 7, 2016 in accordance with the liquidation preferences applicable to Holdings LLC’s units.

Merger

On May 3, 2016, our wholly-owned subsidiary, Valeritas Acquisition Corp., a corporation formed in the State of Delaware on May 3, 2016 (“Acquisition Sub”), merged with and into Valeritas, Inc., a corporation incorporated on August 26, 2008 in the state of Delaware (“Valeritas”). Pursuant to this transaction, Valeritas was the surviving corporation and became our wholly-owned subsidiary. All of the outstanding stock of Valeritas was converted into shares of our Common Stock.

In connection with the Merger and pursuant to the Split-Off Agreement, we transferred our pre-Merger assets and liabilities to our pre-Merger majority stockholder, in exchange for the surrender by her and cancellation of 40,486,000 shares of our Common Stock.

As a result of the Merger and Split-Off, we discontinued our pre-Merger business and acquired the business of Valeritas and will continue the existing business operations of Valeritas as a publicly-traded company under the name Valeritas Holdings, Inc. Following the Merger and Split-Off, the shareholders of Valeritas effectively control the combined companies, and as such, Valeritas is deemed to be the accounting acquirer in the merger.

As the result of the Merger and the change in business and operations of the Company, a discussion of the past financial results of the Company is not pertinent, and under applicable accounting principles the historical financial results of Valeritas, the accounting acquirer, prior to the Merger are considered the historical financial results of the Company.

Concurrently with the closing of the Merger, and as a condition to the Merger, the Company closed a private placement offering for net proceeds of approximately $23.7 million.

Financial Overview (in thousands, except share and per share amounts)

Results of Operations for the Three Months Ended March 31, 2015 and 2016

The following is a comparison of revenue and expense categories for the three months ended March 31, 2016 and 2015:

	Three Months Ended March 31,		Change
	2015	2016	$	%
Revenue, net	4,154	$5,009	855	21
Cost of goods sold	3,063	3,297	234	8

Gross margin	1,091	1,712	621	57

Operating expense:
Research and development	1,870	1,261	(609)	(33)
Selling, general and administrative	14,981	8,318	(6,663)	(44)
Restructuring	—	1,762	1,762	100

Total operating expense	16,851	11,341	(5,510)	(33)

Operating loss	(15,760)	(9,629)	(6,131)	(39)

Other income (expense), net:
Interest expense	(5,223)	(6,585)	(1,362)	(26)
Change in fair value of derivatives	443	(593)	1,036	234
Transaction costs	(3,978)	(91)	(3,887)	(98)

Total other income (expense), net	(8,758)	(7,269)	(1,489)	(17)

Net loss	$(24,518)	$(16,898)	(7,620)	(31)

Revenue

We generate revenue from sales of V-Go to third-party wholesalers and medical supply distributors that take delivery and ownership of V-Go and, in turn, sell it to retail pharmacies or directly to patients with Type 2 diabetes. Our revenue is generated in the United States, and we view our operations as one operating segment. Financial information is reviewed on a consolidated basis to allow management to make decisions regarding resource allocations and assess performance. V-Go’s 30-day packages are sold to wholesalers at wholesale acquisition cost, which was $263 and $284 as of March 31, 2015 and March 31, 2016, respectively. The benefit of this price increase, and the growth in V-Go volumes prescribed to patients contributed 12% and 9% respectively to the 21% net revenue increase on a period over period, comparative basis.

Our net revenue increased from $4.2 million in Q1-2015 to $5.0 million in Q1-2016, as a result of continued volume growth in our established territories, and to an increase in our net realized price.

Cost of Goods Sold

Cost of goods sold includes raw materials, labor costs, manufacturing overhead expenses and reserves for anticipated scrap and inventory obsolescence. Due to our relatively low production volumes of V-Go and the accompanying filling accessory known as EZ Fill, compared to our potential capacity for those products, the majority of our per-unit costs are manufacturing overhead expenses. These expenses include quality assurance, manufacturing engineering, material procurement, inventory control, facilities, equipment and operations supervision and management.

Our cost of goods sold for the three month period ended March 31, 2016 was approximately $3.3 million on revenue of approximately $5.0 million, compared to approximately $3.1 million in cost of goods sold on revenue of approximately $4.2 million during the three month period ended March 31, 2015. As a percentage of revenue, cost of goods sold decreased from approximately 74% during Q1-2015 to approximately 66% during Q1-2016.

We currently manufacture V-Go and the EZ Fill accessory in cleanrooms at a contract manufacturing organization, or CMO, in Southern China. We also have a relationship with a separate CMO that performs our final inspection and packaging functions. Any single-source components and suppliers are managed through our global supply chain operation. We continually work with our manufacturing CMO to refine our manufacturing processes and production lines to improve efficiencies and reduce labor cost. These improvements were the primary drivers in the reduction in cost of goods sold per unit.

We expect our overall gross margin, which is calculated as revenue less cost of goods sold for a given period, to fluctuate in future periods as a result of increased manufacturing output as well as changes in and improvements to our manufacturing processes and expenses. We expect that improvements in manufacturing efficiencies and increases in volume up to our current capacity will generally improve our gross margins.

Research and Development

Our research and development activities primarily consist of engineering and research programs associated with products under development as well as activities associated with our core technologies and processes. They are primarily related to employee compensation, including salary, fringe benefits, share-based compensation and contract employee expenses.

Total research and development expenses decreased by 33% during the three month period ended March 31, 2016 compared to the same period in 2015. The favorable variance of $0.6 million was comprised of reduced external service spend, employee compensation, and contract labor.

We expect our research, development and engineering expenses to increase from current levels as we initiate and advance our development projects, including the prefill V-Go.

Selling, General and Administrative

Selling, general and administrative expenses consist primarily of salary, fringe benefits and share-based compensation for our executive, financial, marketing, sales, business development, regulatory affairs and administrative functions. Other significant expenses include product demonstration samples, trade show expenses, professional fees for our contracted customer support center, external legal counsel, independent auditors and other consultants, insurance, facilities and information technologies expenses. We expect our selling, general and administrative expenses to increase as our business expands.

Our selling, general and administrative expenses decreased in the three month period ended March 31, 2016 as compared to the same period in 2015 by $6.6 million. This favorable variance was driven primarily by our planned reduction in the use of external consulting services used to assist with our marketing initiatives and other professional services. The remaining savings was attributed to reduced headcount and related expenses resulting from the restructuring plan executed in February, 2016.

Restructuring

In February 2016, as part of the Company’s restructuring plan, approximately 51 employees were made redundant. The total restructuring costs of $2,709 consists of $1,217 severance expense and $1,492 retention. As of March 31, 2016, $274 of severance expense was paid and the remaining $943 was accrued. The retention bonuses will be paid in three installments over the next 12 months. Employees entitled to the retention must remain employed with the Company in good standing for at least 6 months after each installment payment. Otherwise, employees are obligated to repay the entire bonus received for that installment. The Company accrues the retention bonus monthly on a straight line basis through the retention period. As of March 2016, $267 of retention bonus was accrued and $308 was paid. Also included within the restructuring expenses was payroll tax of $ 155 of which $121 was accrued and $33 was paid as of March 31, 2016.

Other Income (Expense), Net

Other income (expense), net primarily consists of interest expense and amortization of debt discount associated with our term loan agreements with Capital Royalty Partners and WCAS Capital Partners IV, L.P. See “—Indebtedness” below for more information.

In the first quarter of 2016, the Company has commenced its plan to the Merger and incurred approximately $91 of acquisition related costs which primarily consisted of incremental legal and accounting fees relating to the Merger. During the first quarter of 2015, we expensed $3,978 of previously capitalized deferred offering costs incurred from a terminated Initial Public Offering (IPO) effort.

In Q1 2015, the Company defaulted on its senior secured debt and resulted interest rate rose from 11% per annum to 15% per annum, accrued as PIK interest and prepayment premium charged at 4% of outstanding loan balance. The Company entered into forbearance agreements in 2015 and 2016 delaying the expiration date of the forbearance agreement to May 3, 2016. The increased interest resulting from the forbearance agreement, and associated troubled debt restructuring, or TDR, which included the acceleration of all debt discounts and fees from the exercise of the prepayment provision over the restructuring period, combined to drive the $1.3 million expense increase.

The year over year variances of changes in fair value of derivatives are primarily caused by fluctuations in period end valuations of derivative liabilities associated with our debt.

Liquidity and Capital Resources

We are subject to a number of risks similar to those of early commercial stage companies, including dependence on key individuals, the difficulties inherent in the development of a commercial market, the potential need to obtain additional capital necessary to fund the development of our products, and competition from larger companies. These factors along with our cash position prior to the consummation of the Offering and debt restructuring in connection with the Merger raised substantial doubt regarding our ability to continue as a going concern. Our consolidated financial statements for the year ended December 31, 2015 highlight this uncertainty and raised substantial doubt regarding the Company’s ability to continue as a going concern.

On May 3, 2016, we entered into a reverse-merger transaction. Concurrently with the closing of the Merger, and as a condition to the Merger, we closed a private placement offering for net proceeds of approximately $23.7 million. The net proceeds together with the restructuring of the senior secured debt, also in connection with the Merger, will be sufficient to satisfy our operations for the next 12 months from March 31, 2016. However, our restructured senior secured debt includes a liquidity covenant whereby we must maintain a cash balance greater than $5 million. Based upon current projections, we will not meet this liquidity covenant requirement at or around March, 2017. We intend to maintain compliance with this liquidity covenant by raising additional capital. There can be no assurances that financing will be available on terms acceptable to us, or at all.

Furthermore, we expect that actual sales performance and the resulting operating income or loss, as well as the status of each of our new product development programs, will significantly impact our cash management. In the event we are unable to increase revenue and the results of operations do not improve fast enough to satisfy our operating cash requirements, we will need to obtain additional funding in order to execute our business strategies and to continue as a going concern. There can be no assurances that additional financing will be available on terms acceptable to us, or at all.

Historically, our sources of cash have included private placements of equity securities, debt arrangements, and to a lesser extent, cash generated from operations, primarily from the collection of accounts receivable resulting from sales. Our historical cash outflows have primarily been associated with cash used for operating activities such as the purchase and growth of inventory, expansion of our sales and marketing and research and development activities and other working capital needs; the acquisition of intellectual property; and expenditures related to equipment and improvements used to increase our manufacturing capacity and improve our manufacturing efficiency and for overall facility expansion.

The following table shows a summary of our cash flows for the three months ended March 31, 2015 and 2016:

	Three Months Ended March 31,
	2015	2016
(in thousands)
Net cash provided by (used in):
Operating activities	$(15,037)	$(10,894)
Investing activities	(469)	(143)
Financing activities	2,084	12,657

Total	$(13,422)	$1,620

Operating Activities

The decrease in net cash used in operating activities for three months ended March 31, 2016 as compared to the three months ended March 31, 2015 was primarily associated with increased product revenue and lower cost of goods sold as a result of manufacturing efficiencies. In addition, since 2015, operating expense benefited from internal efforts and improvements in managing cash flows.

Investing Activities

Net cash used in investing activities for the three months ended March 31, 2015 and 2016 was primarily related to purchases of capital equipment for our production lines. The use of cash in both 2015 and 2016 was related to augmenting the already existing production lines and corresponding capacity with our CMO built during prior years.

Financing Activities

Net cash provided by financing activities for the three months ended March 31, 2016 was the result of gross proceeds from our Series AB financing $5.8 million and exercise of Series AB warrants of $7.0 million. These were partially offset by issuance costs of $0.1 million. Net cash provided by financing activities for the first quarter of 2015 was primarily the result of gross proceeds from the Series D Financing of $2.8 million, partially offset by issuance costs of $0.1 million, capital lease repayments of $0.04 million and deferred costs of $0.6 million related to out attempted IPO conducted in the first quarter of 2015.

Indebtedness

Capital Royalty Partners Term Loan

On May 23, 2013, the Company entered into the Term Loan of $50 million with Capital Royalty Group (“CRG”), structured as a senior secured loan with a six-year term. The Term Loan is secured by substantially all of their assets, including their material intellectual property. The Term Loan bears interest at 11% per annum and compounds annually. Until the third anniversary of the Term Loan, the Company has the option to pay quarterly interest of 7.5% in cash and 3.5% paid-in-kind, or PIK, interest which is added to the aggregate principal amount of the Term Loan on the last day of each quarter. Thereafter, interest on the Term Loan is payable only in cash. The Term Loan contains a minimum revenue covenant, which was $50.0 million for 2015.

The events of default, has led the Company to enter into a series of forbearance agreements with CRG. The initial forbearance agreement was entered on May 18, 2015 and has subsequently been amended five times. The forbearance agreements, as amended entered in 2015, contained a number of terms and conditions in exchange for CRG’s agreement to forbear. The forbearance agreement imposed an interest rate at the default interest rate of 15% per annum and a prepayment premium of 4% on the aggregate outstanding balance on the date of the repayment. As at December 31, 2015, the parties deferred the forbearance expiration date again to January 22, 2016. The forbearance agreements entered in 2015 were accounted as trouble debt restructuring (“TDR’). There was no gain associated with the TDR, however the modified effective interest rate was applied prospectively.

On January 22, 2016, the Company and CRG amended the forbearance agreement (Amendment No.4) to extend the forbearance period to March 31, 2016. As part of the terms within the forbearance agreement, dated January 29, 2016, the Company issued warrants to CRG exercisable into 16,000,000 shares of Series AB Preferred Stock at $1.25 per share. The warrant has a term of one year (see discussion below). The warrant fair value at the date of issuance was determined to be $4 million, using the Black Scholes option pricing model (discussed in note 7 below). The warrant is accounted as debt discount and amortized through May 3, 2016, when the Term Loan was restructured. The issuance of the warrants for Amendment No. 4 did not result in a restructuring gain or loss. The modified effective interest rate was applied prospectively.

On March 25, 2016, the Company and CRG amended forbearance agreement (Amendment No.5) to extend the expiration of the forbearance period to April 30, 2016 and included a number of events that could trigger an earlier expiration of the forbearance agreement. Amendment No.5 did not result in any restructuring gain or loss and the modified effective interest rate was applied prospectively.

Concurrently with the closing of the Merger on May 3, 2016, the Company restructured its Senior Secured Debt. CRG converted its outstanding accrued interest and prepayment premium to the Company’s common stock and Series AB preferred stock.

WCAS Capital Partners Note Payable

In 2011, concurrently with the issuance of Series C Preferred Stock, the Company issued a $5.0 million senior subordinated note, or the WCAS Note, to WCAS Capital Partners IV, L.P., or WCAS. Amounts due under the WCAS Note originally bore interest at 10% per annum, payable semi-annually. On May 23, 2013, the WCAS Note was amended such that the note now bears interest at 12% per annum, and all interest accrues as compounded PIK interest and is added to the aggregate principal amount of the loan semi-annually. The then outstanding principal amount of the note, including accrued PIK interest, is due in full in September 2021. The Company may pay off the WCAS Note at any time without penalty.

Concurrently with the closing of the Merger on May 3, 2016, the Company restructured its Other Note Payable. WCAS converted its outstanding accrued interest and prepayment premium to the Company’s common stock and Series AB preferred stock.

2016 Debt Restructuring

We restructured our outstanding debt in connection with the Merger. As part of this restructuring, we renegotiated our Term Loan with CRG, with such amended and restated term loan referred to as the Revised Term Loan, and the WCAS Note, with such amended and restated note referred to as the Revised WCAS Note. Pursuant to such negotiations and immediately prior to the closing date of the Merger, CRG converted $5.8 million of the accumulated outstanding interest to 4,649,859 shares of common stock of the Company, at a conversion price equal to $1.25 per share and the remaining $10.8 million of the accumulated outstanding interest was converted into shares of Series AB Preferred Stock, at a conversion price equal to $1.25 per share for a total of 8,609,824 shares. WCAS converted $2.1 million of the WCAS outstanding interest into 1,660,530 shares of Series AB Preferred Stock, at a conversion price equal to $1.25 per share. These shares of Series AB Preferred Stock were subsequently exchanged for shares of our common stock as part of the Merger. For further information regarding the shares of our common stock received in the Merger, see “Item 2.01–Completion of Acquisition or Disposition–The Merger and Related Transactions–Merger Agreement” filed within Form 8-K dated May 3, 2016.

Revised Term Loan

The material aspects of the Revised Term Loan are as follows:

•	The Revised Term Loan will mature on March 31, 2021 and the principal and all accrued paid-in-kind interest will amortize in a single bullet payment, on the twentieth quarterly payment date following the consummation of the Merger.

•	Interest on the Revised Term Loan will accrue at a rate of 11% per annum paid quarterly. Interest is payable, in our discretion, as eight percent cash interest and three percent paid-in-kind interest; provided, however, that before the eighth quarterly payment date, interest will be payable, in our discretion, in its entirety as paid-in-kind interest. All cash interest will otherwise be paid quarterly. During any period in which an event of default has occurred and is continuing, the interest rate will increase by four percent, per annum, and payable entirely in cash.

•	The Revised Term Loan is secured by a first priority security interest and right of payment in all of our current global assets, accounts and proceeds, or those to be acquired.

•	All existing defaults under the Term Loan have been permanently waived.

•	We may, in our discretion, repay the Revised Term Loan in whole or in part without any penalty or prepayment fees.

•	The Revised Term Loan includes only one financial liquidity operating covenant, which requires that we maintain an end-of-day cash balance greater than $5 million.

Revised WCAS Note

The material aspects of the Revised WCAS Note are as follows:

•	The Revised WCAS Note will mature on September 8, 2021 and the principal and all accrued paid-in-kind interest will amortize in a single bullet payment maturity.

•	The Revised WCAS Note will accrue interest at a rate of ten percent per annum payable entirely as paid-in-kind interest.

•	Pursuant to the Subordination Agreement, WCAS’s right to payment under the Revised WCAS Note is subject to CRG’s payment of the Revised Term Loan.

•	All existing defaults under the WCAS Note have been permanently waived.

Contractual Obligations

The following summarizes our significant contractual obligations as of March 31, 2016:

	Payment Due by Period
(in thousands)	Total	Less than 1 Year	1 to 3 Years	3 to 5 Years	More than 5 Years
Purchase commitments(1)	$2,168	$2,168	$—	$—	$—
Operating lease obligations(2)	2,013	1,165	848	—	—
Senior secured debt(3)	63,250	13,250	—	50,000	—
Other note payable(4)	7,010	2,010	—	5,000	—
Interest payments on debt(5)	9,461	9,461	—	—	—

Total	$83,902	$28,054	$848	$55,000	$0

(1)	Represents purchase commitments with suppliers for raw materials and finished goods.
(2)	Represents operating lease commitments for office and manufacturing space in Shrewsbury, Massachusetts and Bridgewater, New Jersey and small office equipment.
(3)	Represents a term loan agreement with Capital Royalty Partners for $50.0 million, including accrued interest through March 31, 2016 of $13.3 million. As part of the Merger, outstanding accrued interest and fees in the amount of $5.8 million were converted into shares of Valeritas’s common stock and outstanding accrued interest and fees in the amount of $10.7 million were converted into shares of Valeritas’s Series AB Preferred Stock. As a result of the loan restructuring, the term loan matures on March 21, 2021.
(4)	Represents a $5.0 million Senior Subordinated Note Payable to WCAS Capital Partners IV, L.P., including accrued interest through March 31, 2016. As part of the Merger, outstanding accrued interest of $2.7 million was converted into shares of Series AB Preferred Stock, at a conversion price equal to $1.25 per share for a total of 1,660,530 shares. As a result of the loan restructuring, the note matures on September 28, 2021.
(5)	Represents interest expense calculated through to May 3, 2016 and the 4% prepayment premium on senior secured debt as well as future interest owed on the other note payable. Interest was presented as current on the basis, interest expense calculated through to May 3, 2016 and the 4% prepayment premium on senior secured debt were converted to common stock and Series AB Preferred Stock as previously discussed on May 3, 2016.

Related Party Transactions

We transact business with certain parties related to the Company, primarily with key stakeholders with the intent of managing working capital through additional debt or equity financing. See “Certain Relationships and Related Transactions.”

Internal Control over Financial Reporting

We are not currently required to comply with Section 404 of the Sarbanes-Oxley Act and are therefore not required to make an assessment of the effectiveness of our internal control over financial reporting. Further, our independent registered public accounting firm has not been engaged to express, nor have they expressed, an opinion on the effectiveness of our internal control over financial reporting. In connection with our becoming a public company, we intend to focus on implementing appropriate internal controls and other procedures. Beginning with the year ending December 31, 2016, pursuant to Section 404 of the Sarbanes-Oxley Act, management will be required to deliver a report that assesses the effectiveness of our internal control over financial reporting. Under Section 103 of the Jumpstart Our Business Startups Act (“JOBS Act”), as an Emerging Growth Company (“EGC”), we will not be required to receive an auditor’s attestation report on the effectiveness of our internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act for as long as we qualify as an EGC.

Critical Accounting Policies and Use of Estimates

There have been no material changes to the significant accounting policies previously disclosed in Valeritas, Inc.’s 2015 annual consolidated financial statement included within Form 8-K dated on May 9, 2016.

Revenue Recognition

Our revenue is primarily generated from the sales in the United States of V-Go to third-party wholesalers and medical supply distributors that, in turn, sell it to retail pharmacies or directly to patients.

We recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred and title passed, the price is fixed or determinable, and collectability is reasonably assured. These criteria are applied as follows:

•	The evidence of an arrangement generally consists of contractual arrangements with our third-party wholesalers and medical supply distributor customers.

•	Transfer of title and risk and rewards of ownership are passed upon shipment of product to distributors or upon delivery to patients. However, due to uncertainty of customer returns and insufficient historical data that would enable us to estimate returns, we do not consider this element to have been achieved until the prescription has been dispensed to the patient.

•	The selling prices are fixed and agreed upon based on the contracts with distributors, the customer and contracted insurance payors, if applicable. For sales to customers associated with insurance providers with whom we do not have a contract, we recognize revenue upon collection of cash at which time the price is determinable. Provisions for discounts and rebates to customers are established as a reduction to revenue in the same period the related sales are recorded.

•	We consider the overall creditworthiness and payment history of the distributor, customer or the contracted payor in concluding whether collectability is reasonably assured.

We have entered into agreements with wholesalers, distributors and third-party payors throughout the United States. These agreements may include product discounts and rebates payable by us to third-party payors upon dispensing V-Go to patients. Additionally, these agreements customarily provide such wholesalers and distributors with rights to return purchased products within a specific timeframe, as well as prior to such timeframe if the product is damaged in the normal course of business. Our wholesaler and medical supply distributor customers can generally return purchased product during a period that begins six months prior to the purchased V-Go’s expiration date and ends one year after the expiration date. V-Go’s expiration date is determined by adding 36 months to the date of manufacture. Returns are no longer honored after delivery to the patient. Therefore, with respect to each unit of V-Go sold, we record revenue when a patient takes possession of the product.

Revenue from product sales is recorded net of adjustments for managed care rebates, wholesale distributions fees, cash discounts, and prompt pay discounts, all of which are established at the time of sale. In order to prepare our consolidated financial statements, we are required to make estimates regarding the amounts earned or to be claimed on the related product sales, including the following:

•	managed care rebates, which are based on the estimated end user payor mix and related contractual rebates; and

•	prompt pay discounts, which are recorded based on specified payment terms, and which vary by customer.

We believe our estimates related to managed care rebates and prompt pay discounts do not have a higher degree of estimation complexity or uncertainty as the related amounts are settled within a relatively short period of time.

We are currently unable to reasonably estimate future returns due to lack of sufficient historical return data for V-Go. Accordingly, we invoice our customers, record deferred revenue equal to the gross invoice sales price less estimated cash discounts and distribution fees, and record a related deferred cost of goods sold. We defer recognition of revenue and the related cost of goods sold on shipments of V-Go until a customer’s right of return no longer exists, which is once we receive evidence that the product has been distributed to patients based on our analysis of third-party information. When we believe we have sufficient historical data to develop reasonable estimates of expected returns based upon historical returns, we plan to recognize product sales upon shipment to our customers.

Inventories

Inventories consists of raw materials, work in process and finished goods, which are valued at the lower of cost or market. Cost is determined on a first in, first out, or FIFO, basis and includes material costs, labor and applicable overhead. We perform a review regarding our excess or obsolete inventory and write down any inventory that has no alternative uses to its net realizable value. Economic conditions, customer demand and changes in purchasing and distribution can affect the carrying value of inventory. As circumstances warrant, we record lower of cost or market inventory adjustments. In some instances, these adjustments can have a material effect on the financial results of an annual or interim period. In order to determine such adjustments, we evaluate the age, inventory turns and estimated fair value of product inventory by stage of completion and record an adjustment if estimated market value is below cost.

Income Taxes

We account for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting purposes and for operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply in the years in which these temporary differences are expected to be recovered or settled. A valuation allowance is established to reduce net deferred tax assets to the amount expected to be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in results of operations in the period that includes the enactment date. We recognize the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being recognized. Changes in recognition and measurement are reflected in the period in which the change in judgment occurs.

The valuation allowance for deferred tax assets as of December 31, 2015 was $125.2 million. The valuation allowance is primarily related to net operating loss carryforwards that, in the judgment of our management, are not more likely than not to be realized. In making this assessment, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

Utilization of the net operating loss carryforwards and research and development tax credit carryforwards may be subject to substantial annual limitation under Section 382 of the Internal Revenue Code of 1986, or the Code, and corresponding provisions of state law, due to ownership changes that have occurred previously or that could occur in the future. These ownership changes may limit the amount of carryforwards that can be utilized annually to offset future taxable income. In general, an ownership change, as defined by Section 382 of the Code, results from transactions increasing the ownership of certain stockholders or public groups in the stock of a corporation by more than 50% over a three-year period. We have not conducted a study after December 31, 2014 to determine whether a change of control has occurred or whether there have been multiple changes of control since December 31, 2014 due to the significant complexity and cost associated with such a study. If we experience a change of control, as defined by Section 382 of the Code, utilization of the net operating loss carryforwards or research and development tax credit carryforwards would be subject to an annual limitation under Section 382 of the Code, which is determined by first multiplying the value of the Company’s stock at the time of the ownership change by the applicable long-term tax-exempt rate, and then could be subject to additional adjustments, as required. Any limitation may result in expiration of a portion of the net operating loss carryfowards or research and development tax credit carryforwards before utilization. Further, until a study is completed and any limitation is known, no amounts are being presented as an uncertain tax position.

Impairment of Long-Lived Assets

We assess the impairment of long-lived assets, on an ongoing basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Our impairment review process is based upon an estimate of future undiscounted cash flow. Factors we consider that could trigger an impairment review include the following:

•	significant underperformance relative to expected historical or projected future operating results,

•	significant changes in the manner of our use of the acquired assets or the strategy for our overall business

•	significant negative industry or economic trends

•	significant technological changes, which would render equipment and manufacturing processes obsolete

Recoverability of assets that will continue to be used in our operations is measured by comparing the carrying value to the future net undiscounted cash flows expected to be generated by the asset or asset group. Future undiscounted cash flows include estimates of future revenues, driven by market growth rates, and estimated future costs.

Share-Based Compensation and Common Stock Valuation

Share-Based Compensation

We measure the cost of awards of equity instruments based on the grant date fair value of the awards. That cost is recognized on a straight-line basis over the period during which the employee is required to provide service in exchange for the entire award.

The fair value of stock options on the date of grant is calculated using the Black-Scholes option pricing model, based on key assumptions such as the fair value of common stock, expected volatility and expected term. Our estimates of these important assumptions are primarily based on third-party valuations, historical data, peer company data and our judgment regarding future trends and other factors. There were no options granted in the three months ending March 31, 2016.

On March 7, 2016, in conjunction with the dissolution of Holdings (Valeritas Holdings, LLC), the 2008 Employee Equity Compensation Plan was terminated and all options outstanding thereunder were cancelled. Upon Merger, The 2014 Employee Equity Compensation Plan was terminated on May 3, 2016 and all outstanding options then were cancelled.

Common Stock Valuation

We have historically granted stock options at exercise prices not less than the fair value of our common stock. As there has been no public market for our common stock to date, the estimated fair value of our common stock has been determined by our board of directors. Prior to this offering, we have been a private company with no active public market for our common stock. Therefore, we have periodically determined for financial reporting purposes the estimated per share fair value of our common stock at various dates using contemporaneous valuations performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation, also known as the Practice Aid. We performed these contemporaneous valuations on an as-needed basis. In conducting the contemporaneous valuations, we considered all objective and subjective factors that we believed to be relevant for each valuation conducted, including our best estimate of our business condition, prospects and operating performance at each valuation date. Within the contemporaneous valuations performed, a range of factors, assumptions and methodologies were used. The significant factors included:

•	the prices of our preferred stock sold to or exchanged between outside investors in arm’s length transactions, and the rights, preferences and privileges of our preferred stock as compared to those of our common stock, including the liquidation preferences of our preferred stock;

•	our results of operations, financial position and the status of research and development efforts;

•	the composition of, and changes to, our management team and board of directors;

•	the lack of liquidity of our common stock as a private company;

•	our stage of development and business strategy and the material risks related to our business and industry;

•	the achievement of enterprise milestones, including entering into collaboration and license agreements;

•	the valuation of publicly traded companies in the life sciences and biotechnology sectors, as well as recently completed mergers and acquisitions of peer companies;

•	any external market conditions affecting the life sciences, biopharmaceutical or medical technology industry sectors;

•	the likelihood of achieving a liquidity event for the holders of our common stock and stock options, such as an initial public offering, or IPO, or a sale of our company, given prevailing market conditions;

•	the state of the IPO market for similarly situated privately held medical technology companies; and

•	any recent contemporaneous valuations prepared by an independent valuation specialist in accordance with methodologies outlined in the Practice Aid.

Common Stock Valuation Methodologies

The contemporaneous valuations discussed below were prepared in accordance with the guidelines in the Practice Aid, which prescribes several valuation approaches for setting the value of an enterprise, such as the cost, market and income approaches, and various methodologies for allocating the value of an enterprise to its common stock. The dates of our contemporaneous valuations have not always coincided with the dates of our stock-based compensation grants. In determining the fair value of our common shares, our board of directors considered, among other things, the most recent valuations of our common stock and our assessment of additional objective and subjective factors we believed were relevant as of the grant date. The additional factors considered when determining any changes in fair value between the most recent contemporaneous valuation and the grant dates included, when available, the prices paid in recent transactions involving our equity securities, as well as our stage of development, our operating and financial performance and current business conditions.

We generally used the income and market approaches in our contemporaneous valuations, and then allocate our enterprise value using a hybrid approach, as discussed below. The income approach utilizes a discounted cash flow, or DCF, analysis, to determine the enterprise value of the company. The DCF analysis involves applying appropriate discount rates to estimated cash flows that were based on forecasts of revenue, costs and capital requirements. Our assumptions underlying the estimates were consistent with the plans and estimates that we use to manage the business. The risks associated with achievement of our forecasts were assessed in selecting the appropriate discount rates and selecting probability weightings for forecasted cash flows. The market approach utilizes the public company method to determine the enterprise value of the company. Under the public company method, the business is valued by comparing it with publicly-held companies engaged in reasonably similar lines of business. Market multiples based on current market prices are utilized together with historical and forecasted financial data of the publicly-traded guideline companies. These derived market multiples are then applied to the company’s historical or projected results to arrive at indications of enterprise value.

Methods Used to Allocate Our Enterprise Value to Classes of Securities

In accordance with the Practice Aid, we considered the various methods for allocating the enterprise value across our classes and series of capital stock to determine the fair value of our common stock at each valuation date. The methods we considered consisted of the following:

•	Current Value Method. Under the current value method, once the fair value of the enterprise is established, the value is allocated to the various series of preferred and common stock based on their respective seniority, liquidation preferences or conversion values, whichever is greatest.

•	Option Pricing Method, or OPM. Under the option pricing method, shares are valued by creating a series of call options with exercise prices based on the liquidation preferences and conversion terms of each equity class. The values of the preferred and common stock are inferred by analyzing these options.

•	Probability-Weighted Expected Return Method, or PWERM. The probability-weighted expected return method, or PWERM is a scenario-based analysis that estimates the value per share based on the probability-weighted present value of expected future investment returns, considering each of the possible outcomes available to us, as well as the economic and control rights of each share class.

•	Hybrid Method. The hybrid method is a PWERM where the equity value in one of the scenarios is calculated using an OPM. In the hybrid method used by us, two types of future-event scenarios were considered: an IPO and an unspecified liquidity event. The enterprise value for the IPO scenario was determined using a market approach. The enterprise value for the unspecified liquidity event scenario was determined using the OPM approach. The relative probability of each type of future-event scenario was determined by our board of directors based on an analysis of market conditions at the time, including then-current IPO valuations of similarly situated companies, and expectations as to the timing and likely prospects of the future-event scenarios.

Private Placement Offering

Concurrently with the closing of the Merger, and as a condition to the Merger, we held a closing of our Offering in which we sold 5,039,000 shares of Valeritas common stock at a purchase price of $5.00 per share. In comparison, our estimate of the fair value of our common stock was $12.78 per share as of the January 5, 2015 stock option grants. We note that, as is typical in private placement offerings, the estimated price for the Offering was not derived using a formal determination of fair value, but was determined by negotiation between us and the placement agents. Among the factors that were considered in establishing the offering price of the Offering were the following:

•	the general condition of the securities markets and the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies;

•	an assumption that there would be a receptive public trading market for biotechnology and medical device companies such as us; and

•	an assumption that there would be sufficient demand for our common stock to support an offering of the size contemplated by this filing.

Changes in Accountants on Accounting and Financial Disclosure

Valeritas elected to change accounting firms during the year ended December 31, 2015 to Friedman LLP. Year ended December 31, 2014 results were audited by KPMG LLP.

B F Borgers CPA PC, or B F Borgers, audited the financial results of Cleaner Yoga Mat, Inc. during the years ended December 31, 2014 and 2015. In connection with the Merger, B F Borgers was dismissed and Friedman LLP will continue as our independent registered public accounting firm. See Item 4.01, “Changes in Registrant’s Certifying Accountant” for further information.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk

We are exposed to financial market risks in the ordinary course of our business. Our cash and cash equivalents include cash in readily available checking and money market accounts, as well as certificates of deposit. These securities are not dependent on interest rate fluctuations that may cause the principal amount of these assets to fluctuate. Additionally, the interest rate on our outstanding indebtedness is fixed and is therefore not subject to changes in market interest rates.

Inflation Risk

Inflation generally affects us by increasing our cost of labor and pricing of contracts. We do not believe that inflation has had a material effect on our business, financial condition, or results of operations during the years ended December 31, 2014 and December 31, 2015.

Recently Adopted Accounting Standards

In April, 2016, the FASB issued ASU No. 2016-10, Revenue from Contracts with Customers: Identifying performance obligations and licensing, to reduce the cost and complexity of applying the guidance on identifying promised goods or services around identifying performance obligations and implementation guidance on determining whether an entity’s promise to grant a license provides a customer with either a right to use the entity’s intellectual property (which is satisfied at a point in time) or a right to access the entity’s intellectual property (which is satisfied over time. The Company has not yet selected a transition method nor have they determined the effect of the standard on their ongoing financial reporting.

Off-Balance Sheet Arrangements

We did not engage in any “off-balance sheet arrangements” (as that term is defined in Item 303(a)(4)(ii) of Regulation S-K) as of March 31, 2016.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

The information in this Item 9.01 of this Amended Report is being filed to supplement Item 9.01(a) and 9.01(b) in the Original 8-K.

(a) Financial statements of business acquired.

The information in accordance with Item 9.01(a), Valeritas’s unaudited consolidated financial statements as of, and for the three-month period ended, March 31, 2016, and the accompanying notes, are included in this Amended Report beginning on Page F-1.

(b) Pro forma financial information.

In accordance with Item 9.01(b), unaudited pro forma condensed combined financial statements as of, and for the three-month period ended, March 31, 2016, and the accompanying notes, are included in this Amended Report beginning on Page F-21.

(d) Exhibits

In reviewing the agreements included or incorporated by reference as exhibits to this Amended Report, please remember that they are included to provide you with information regarding their terms and are not intended to provide any other factual or disclosure information about the Company or the other parties to the agreements. The agreements may contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the parties to the applicable agreement and:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. Additional information about the Company may be found elsewhere in this Amended Report, the Original Report and the Company’s other public filings, which are available without charge through the SEC’s website at http://www.sec.gov.

Exhibit Number	Description

2.1*	Agreement and Plan of Merger and Reorganization, dated as of May 3, 2016, by and among the Registrant, Acquisition Sub and Valeritas, Inc.

3.1	Articles of Incorporation of the Registrant (incorporated by reference from the Registrant’s Periodic Report on Form 8-K filed with the SEC on May 3, 2016)

3.2*	Amended and Restated Articles of Incorporation of the Registrant

3.3*	Certificate of Merger of Acquisition Sub with and into Valeritas, Inc., filed May 3, 2016

3.4*	Amended and Restated Bylaws of the Registrant

10.1*	Split-Off Agreement, dated as of May 3, 2016, by and among the Registrant, CYGM Operating Corp. and Leisa Swanson

10.2*	General Release Agreement, dated as of May 3, 2016, by and among the Registrant, CYGM Operating Corp. and Leisa Swanson

10.3*	Form of Lock-Up and No Short Selling Agreement between the Registrant and the officers, directors and shareholders party thereto

Exhibit Number	Description

10.4*	Form of Subscription Agreement between the Registrant and the investors party thereto

10.5*	Engagement Letter, dated March 17, 2016, between the Registrant, Wedbush Securities, Inc., ROTH Capital Partners, LLC and Katalyst Securities LLC, as amended on April 25, 2015.

10.6*	Form of Placement Agent Warrant for Common Stock of the Registrant

10.7*	Form of Registration Rights Agreement

10.8*†	The Registrant’s 2016 Equity Incentive Plan

10.9*†	Form of Stock Option Agreement under 2016 Equity Incentive Plan

10.10*	Term Loan Agreement, dated May 24, 2013, by and between Valeritas, Inc., Capital Royalty Partners II L.P., Capital Royalty Partners II—Parallel Fund “A” L.P. and Parallel Investment Opportunities Partners II L.P., as lenders, and the guarantors party thereto

10.11*	Amended and Restated Term Loan Agreement, dated August 5, 2014, among Valeritas, Inc., as borrower, Capital Royalty Partners II L.P., Capital Royalty Partners II—Parallel Fund “A” L.P. and Parallel Investment Opportunities Partners II L.P., as lenders, and the guarantors party thereto

10.12*	Second Amended and Restated Term Loan Agreement, dated as of May 3, 2016, by and between Valeritas, Inc., a borrower, Valeritas Holdings, Inc., as Guarantor, Capital Royalty Partners II L.P., Capital Royalty Partners II – Parallel Fund “A” L.P., Parallel Investment Opportunities Partners II L.P., Capital Royalty Partners II – Parallel Fund “B” (Cayman) L.P., Capital Royalty Partners II (Cayman) L.P., as lenders, and the guarantors party thereto

10.13*	Joinder Agreement to Second Amended and Restated Term Loan Agreement, dated as of May 3, 2016, in favor of Capital Royalty Partners II L.P., Capital Royalty Partners II – Parallel Fund “A” L.P., Parallel Investment Opportunities Partners II L.P., Capital Royalty Partners II (Cayman) L.P., and Capital Royalty Partners II – Parallel Fund “B” (Cayman) L.P., as the Secured Parties, and Capital Royalty Partners II L.P., as Control Agent

10.14*	Limited Forbearance Agreement, dated May 18, 2015, by and between the Valeritas, Inc., Valeritas Holdings, LLC, Valeritas Security Corporation, Capital Royalty Partners II L.P., Parallel Investment Opportunities Partners II, L.P., Capital Royalty Partners II—Parallel Fund “A” L.P., Capital Royalty Partners II (Cayman) L.P. and Capital Royalty Partners II—Parallel Fund “B” (Cayman) L.P

10.15*	Amendment No. 1 to Limited Forbearance Agreement, dated September 28, 2015, by and among Valeritas, Inc., Valeritas Holdings, LLC, Valeritas Security Corporation, Capital Royalty Partners II L.P., Parallel Investment Opportunities Partners II, L.P., Capital Royalty Partners II—Parallel Fund “A” L.P., Capital Royalty Partners II (Cayman) L.P. and Capital Royalty Partners II—Parallel Fund “B” (Cayman) L.P.

Exhibit Number	Description

10.16*	Amendment No. 2 to Limited Forbearance Agreement, dated November 13, 2015, by and among Valeritas, Inc., Valeritas Holdings, LLC, Valeritas Security Corporation, Capital Royalty Partners II L.P., Parallel Investment Opportunities Partners II, L.P., Capital Royalty Partners II—Parallel Fund “A” L.P., Capital Royalty Partners II (Cayman) L.P. and Capital Royalty Partners II—Parallel Fund “B” (Cayman) L.P.

10.17*	Amendment No. 3 to Limited Forbearance Agreement, dated December 21, 2015, by and among Valeritas, Inc., Valeritas Holdings, LLC, Valeritas Security Corporation, Capital Royalty Partners II L.P., Parallel Investment Opportunities Partners II, L.P., Capital Royalty Partners II—Parallel Fund “A” L.P., Capital Royalty Partners II (Cayman) L.P. and Capital Royalty Partners II—Parallel Fund “B” (Cayman) L.P.

10.18*	Amendment No. 4 to Limited Forbearance Agreement, dated January 29, 2016, by and among Valeritas, Inc., Valeritas Holdings, LLC, Valeritas Security Corporation, Capital Royalty Partners II L.P., Parallel Investment Opportunities Partners II, L.P., Capital Royalty Partners II—Parallel Fund “A” L.P., Capital Royalty Partners II (Cayman) L.P. and Capital Royalty Partners II—Parallel Fund “B” (Cayman) L.P.

10.19*	Amendment No. 5 to Limited Forbearance Agreement, dated March 25, 2016, by and among Valeritas, Inc., Valeritas Security Corporation, Capital Royalty Partners II L.P., Parallel Investment Opportunities Partners II, L.P., Capital Royalty Partners II—Parallel Fund “A” L.P., Capital Royalty Partners II (Cayman) L.P. and Capital Royalty Partners II—Parallel Fund “B” (Cayman) L.P.

10.20*	Amendment No. 6 to Limited Forbearance Agreement, dated April 30, 2016, by and among Valeritas, Inc. and Valeritas Security Corporation, as Guarantor and the undersigned Lenders.

10.21*	Termination of Forbearance Agreement, dated May 3, 2016, by and among Valeritas, Inc., Valeritas Security Corporation, Capital Royalty Partners II L.P., Parallel Investment Opportunities Partners II, L.P., Capital Royalty Partners II—Parallel Fund “A” L.P., Capital Royalty Partners II (Cayman) L.P. and Capital Royalty Partners II—Parallel Fund “B” (Cayman) L.P.

10.22*	Lease, dated October 20, 2009, by and between the Company and BTCT Associates, L.L.C., as amended on January 17, 2013, in respect of the building located at 750 Route 202, Bridgewater, New Jersey 08807

10.23*	Lease, dated December 22, 2006, by and among Valeritas, LLC, The Taming of the Shrewsbury, LLC, O’Neill Partners, LLC and Chanski, LLC, as amended on April 24, 2009, in respect of the building located at 800 Boston Turnpike, Shrewsbury, Massachusetts 01545

Exhibit Number	Description

10.24*	Promissory Note, dated September 8, 2011, issued by the Company to WCAS Capital Partners IV, L.P., in the original principal amount of $5,000,000, by Amendment No. 1 to Note, dated May 24, 2013

10.25*†	Employment Agreement, dated February 18, 2016, by and between Valeritas, Inc. and John Timberlake

10.26*†	Employment Agreement, dated March 23, 2015, by and between Valeritas, Inc. and Matthew Nguyen

10.27*†	Employment Agreement, dated March 4, 2015, by and between Valeritas, Inc. and Geoffrey Jenkins

10.28*†	Employment Agreement, dated February 19, 2016, by and between Valeritas, Inc. and Mark Conley

16.1*	Letter from BF Borgers CPA PC to the Securities and Exchange Commission dated May 9, 2016.

*	Previously filed
†	Management contract or compensatory plan or arrangement

VALERITAS, INC.

Valeritas, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	December 31, 2015	March 31, 2016
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,789	$4,409
Accounts receivable, net	3,142	3,470
Other receivables	493	142
Inventories, net (note 5)	10,784	11,674
Deferred cost of goods sold	863	754
Prepaid expense and other current assets	735	698

Total current assets	18,806	21,147
Property and equipment, net (note 6)	12,091	11,837
Other assets	279	153

Total assets	$31,176	$33,137

Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt, related parties (note 9)	$69,107	$16,691
Current portion of capital lease obligation	26	—
Accounts payable	7,419	5,606
Accrued expense and other current liabilities (note 7)	5,931	6,299
Deferred revenue	1,895	1,734
Derivative liabilities	—	3,121

Total current liabilities	84,378	33,451
Long-term debt, related parties (note 8)	—	55,000
Deferred rent liability	143	51

Total liabilities	84,521	88,502

Stockholders’ deficit
Convertible preferred stock:
Series AB preferred stock, $0.00001 par value per share, 9,600,000 and 32,000,000 shares authorized at December 31, 2015 and March 31, 2016, respectively; 6,839,860 and 17,115,890 shares issued and outstanding at December 31, 2015 and March 31, 2016 respectively; (aggregate liquidation value of $17,100 and $42,790 at December 31, 2015 and March 31,2016 , respectively)	8,549	21,392
Series AA preferred stock, $0.00001 par value, 16,000,000 shares authorized at December 31, 2015 and March 31, 2016; 12,145,268 shares issued and 6,529,536 were outstanding at December 31, 2015; 12,145,268 shares issued and 4,488,160 were outstanding at March 31, 2016 (aggregate liquidation value of $16,324 and $11,220 at December 31, 2015 and March 31, 2016, respectively)	8,161	5,609
Series D preferred stock, $0.00001 par value, 6,000,000 shares were authorized; 4,585,000 issued at December 31, 2015 and March 31, 2016; 1,340,865 and 72,996 shares outstanding at December 31, 2015 and March 31, 2016 respectively; (aggregate liquidation value of $14,855 and $746 at December 31, 2015 and March 31, 2016, respectively)	13,409	732
Common stock, $0.00001 par value, 60,000,000 and 92,000,000 shares authorized at December 31, 2015 and March 31, 2016, respectively; 15,243,205 and 18,374,137 shares issued and outstanding at December 31, 2015 and March 31, 2016, respectively	—	—
Additional paid-in capital	294,408	311,672
Accumulated deficit	(377,872)	(394,770)

Total stockholders’ deficit	(53,345)	(55,365)

Total liabilities and stockholders’ deficit	$31,176	$33,137

See accompanying notes to unaudited condensed consolidated financial statements.

Valeritas, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2015	2016
Revenue, net	$4,154	$5,009
Cost of goods sold	3,063	3,297

Gross margin	1,091	1,712

Operating expense:
Research and development	1,870	1,261
Selling, general and administrative	14,981	8,318
Restructuring (note 8)	—	1,762

Total operating expense	16,851	11,341

Operating loss	(15,760)	(9,629)

Other income (expense), net:
Interest expense	(5,223)	(6,585)
Change in fair value of derivatives	443	(593)
Offering and acquisition related costs (note 11)	(3,978)	(91)

Total other income (expense), net	(8,758)	(7,269)

Loss before income taxes	(24,518)	(16,898)
Income tax expense	—	—

Net loss	$(24,518)	$(16,898)

See accompanying notes to unaudited condensed consolidated financial statements.

Valeritas, Inc.

Consolidated Statements of Stockholders’ Deficit

(Unaudited)

(in thousands, except share data)

	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance—December 31, 2015	14,710,261	$30,119	15,243,205	$—	$294,408	$(377,872)	$(53,345)
Share-based compensation expense	—	—	—	—	561	—	561
Exercise of Series AB Preferred Stock warrants issued in connection with Senior Secured Debt (note 10)	5,620,600	7,026	—	—	1,472	—	8,498
Accrual of PIK Series D Preferred Stock for shares to be converted to common stock	148,554	—	—	—	—	—	—
Conversion of Series D and AA Preferred Stock to Common Stock (note 18)	(3,457,799)	(15,231)	3,130,932	—	15,231	—	—
Sales of Series AB Preferred Stock in January 2016, net of expense (note 18)	4,655,430	5,819	—	—		—	5,819
Net loss	—	—	—	—	—	(16,898)	(16,898)

Balance—March 31, 2016	21,677,046	$27,733	18,374,137	$—	$311,672	$(394,770)	$(55,365)

See accompanying notes to unaudited condensed consolidated financial statements.

Valeritas, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	Three Months Ended March 31,
	2015	2016
Operating activities
Net loss	$(24,518)	$(16,898)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property and equipment	424	421
Amortization of financing costs	972	3,983
Noncash interest expense	4,251	2,601
Inventory reserve	(243)	(12)
Share-based compensation expense	2,140	561
Offering costs (including 2014 capitalized IPO costs)	3,978	—
Change in fair value of derivative liabilities	(443)	593
Accrued Restructuring Cost (note 7)	—	1,331
Changes in:
Accounts receivable	(643)	(328)
Other receivables	(207)	351
Inventories	(1,017)	(902)
Deferred cost of goods sold	(13)	109
Prepaid expense and other current assets	135	162
Accounts payable	1,540	(1,837)
Accrued expense	(1,479)	(777)
Deferred revenue	98	(161)
Deferred rent liability	(12)	(91)

Net cash used in operating activities	(15,037)	(10,894)

Investing activities
Acquisition of property and equipment	(469)	(143)

Net cash used in investing activities	(469)	(143)

Financing activities
Repayment of capital lease	(38)	(26)
Proceeds from issuance of Series D Preferred Stock	2,801	—
Proceeds from issuance of Series AB Preferred Stock ($5,500 received from a related party)	—	5,819
Preferred stock issuance costs	(128)	(162)
Offering costs	(551)	—
Proceeds from exercise of Series AB Preferred Stock by a related party	—	7,026

Net cash provided by financing activities	2,084	12,657

Net (decrease)/ increase in cash and cash equivalents	(13,422)	1,620
Cash and cash equivalents—beginning of period	20,944	2,789

Cash and cash equivalents—end of period	$7,522	$4,409

Supplemental disclosures of cash flow information
Interest paid	$—	$—

Noncash investing and financing transactions
Accrued property and equipment additions	$307	$24
Accrued offering costs / acquisition related costs	405	91
Conversion of Series D preferred stock to common stock	—	12,679
Conversion of Series AA preferred stock to common stock	—	2,552

See accompanying notes to unaudited condensed consolidated financial statements.

Valeritas, Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(in thousands, except share and per share amounts)

1. Nature of Operations and Organization

Valeritas, Inc. (Valeritas or the Company), was incorporated in the state of Delaware on December 27, 2007 when it changed its organization form and name from Valeritas, LLC, which was formed on August 2, 2006. The Company is a commercial-stage medical technology company focused on developing innovative technologies to improve the health and quality of life of people with Type 2 diabetes. The Company designed their first commercialized product, the V-Go Disposable Insulin Delivery Device, or V-Go, to help patients with Type 2 diabetes who require insulin to achieve and maintain their target blood glucose goals. V-Go is a small, discreet and easy-to-use disposable insulin delivery device that a patient adheres to his or her skin every 24 hours. V-Go enables patients to closely mimic the body’s normal physiologic pattern of insulin delivery throughout the day and to manage their diabetes with insulin without the need to plan a daily routine around multiple daily injections.

On June 19, 2014, Valeritas Merger Sub, Inc., a Delaware corporation, and a direct, wholly owned subsidiary of Valeritas Holdings, LLC, a Delaware limited liability company, or Holdings, merged with and into the Company (the 2014 Reorganization). Prior to the 2014 Reorganization, Holdings was the Company’s direct wholly owned subsidiary. Valeritas survived the 2014 Reorganization as a direct, wholly owned subsidiary of Holdings. In connection with the 2014 Reorganization, all of the pre-merger holders of the Company’s Series A, B, C, C-1 and C-2 preferred stock, common stock, options to purchase common stock and preferred stock warrants converted their securities into preferentially equivalent units in Holdings, and the Company issued 6,923,076 shares of common stock to Holdings.

On March 7, 2016, the Company dissolved Holdings (Valeritas Holdings, LLC). Prior to the dissolution, Valeritas Holdings, LLC distributed all its assets, including 6,923,076 shares of Valeritas, Inc. common stock, pro-ratably to Series C holders, based on the aggregate liquidation preference of the units held by each holder as set out in the Amended and Restated Limited Liability Company Agreement. Based upon the aggregate liquidation preference of the units on March 7, 2016, the common stockholders as well as the Series A and Series B preferred stockholders did not receive common shares of Valeritas, Inc. upon dissolution. As a result of the dissolution, the 2008 Employee Equity Compensation Plan was terminated and all options outstanding thereunder were cancelled.

On May 3, 2016, pursuant to an Agreement and Plan of Merger and Reorganization, dated May 3, 2016 (the “Merger Agreement”), by and among Valeritas Holdings, Inc. (formerly Cleaner Yoga Mat, Inc.), a Delaware corporation (the “Parent”), Valeritas Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent (the “Acquisition Subsidiary”) and Valeritas, Inc. (“Valeritas” or the “Company”), Acquisition Subsidiary was merged with and into the Company, with the Company remaining as the surviving entity and as a wholly owned subsidiary of the Parent (the “Merger”). See note 19 for further details on this subsequent event.

2. Liquidity and Significant Uncertainties

The Company is subject to a number of risks similar to those of early stage commercial companies, including dependence on key individuals, the difficulties inherent in the development of a commercial market, the potential need to obtain additional capital necessary to fund the development of its products, and competition from larger companies.

The Company has incurred losses each year since inception and has experienced negative cash flows from operations in each year since inception. As of March 31, 2016, the Company had $4,409 in cash and cash equivalents. As of December 31, 2015 and March 31, 2016, the Company had an accumulated deficit of $377,872 and $394,770, respectively. In April 2015, the Company defaulted on its Senior Secured Debt resulting in its major lender calling the outstanding loan and accrued interest of $57,654 for immediate repayment. The Company entered into a series of forbearance agreements with the major lender which deferred the repayment of the loan and accrued interest until May 3, 2016.

Valeritas, Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(in thousands, except share and per share amounts)

On May 3, 2016, the Company entered into a reverse-merger transaction. Concurrently with the closing of the Merger, and as a condition to the Merger, the Company closed a private placement offering for net proceeds of approximately $23.7 million. The net proceeds together with the restructuring of the senior secured debt, also in connection with the Merger, will be sufficient to satisfy the Company’s operations for the next 12 months from March 31, 2016. However, the Company’s restructured senior secured debt includes a liquidity covenant whereby the Company must maintain a cash balance greater than $5 million. Based upon current projections, the Company will not meet its liquidity covenant requirement at or around March, 2017. The Company intends to maintain compliance with this liquidity covenant by raising additional capital. There can be no assurances that financing will be available on terms acceptable to the Company, or at all.

Furthermore, the Company expects that their actual sales performance and the resulting operating income or loss, as well as the status of each of their new product development programs, will significantly impact their cash management. In the event the Company is unable to increase revenue and the results of operations do not improve fast enough to satisfy the Company’s operating cash requirements, the Company will need to obtain additional funding in order to execute their business strategies and to continue as a going concern. There can be no assurances that additional financing will be available on terms acceptable to the Company, or at all.

3. Basis of Presentation and Significant Accounting Policies

Basis of Presentation

The accompanying unaudited consolidated financial statements were prepared using generally accepted accounting principles for interim financial information and the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, these unaudited condensed consolidated financial statements do not include all information or notes required by generally accepted accounting principles for annual financial statements and should be read in conjunction in Valeritas, Inc.’s 2015 annual consolidated financial statement included within Form 8-K dated on May 9, 2016.

The preparation of the consolidated financial statements in conformity with these accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements; and the reported amounts of expenses during the reported period. Ultimate results could differ from the estimates of management.

In the opinion of management, the unaudited condensed consolidated financial statements included herein contain all adjustments necessary to present fairly the Company’s financial position and the results of its operations and cash flows for the interim periods presented. Such adjustments are of a normal recurring nature. The results of operations for the three months ended March 31, 2016 may not be indicative of results for the full year.

Significant Accounting Policies

There have been no material changes to the significant accounting policies previously disclosed in Valeritas, Inc.’s 2015 annual consolidated financial statement included within Form 8-K dated on May 9, 2016.

Recent Accounting Pronouncements

In April, 2016, the FASB issued ASU No. 2016-10, Revenue from Contracts with Customers: Identifying performance obligations and licensing, effective January 1, 2018, to reduce the cost and complexity of applying the guidance on identifying promised goods or services around identifying performance obligations and implementation guidance on determining whether an entity’s promise to grant a license provides a customer with either a right to use the entity’s intellectual property (which is satisfied at a point in time) or a right to access the entity’s intellectual property (which is satisfied over time). The Company has not yet selected a transition method nor have they determined the effect of the standard on their ongoing financial reporting.

Valeritas, Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(in thousands, except share and per share amounts)

4. Cash and cash equivalents

The Company considers investments and interest-bearing deposits with original maturities of three months or less to be cash equivalents. At December 31, 2015 and March 31, 2016, there was $2,309 and $3,578, respectively, on deposit at banks in excess of Federal Deposit Insurance Corporation (FDIC) insured limits. No losses have been experienced on such bank deposits, money market fund or notes. The Company does not believe that it is subject to any unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

Restricted Cash

The Company held restricted cash of $209 and $592 as at December 31, 2015 and March 31, 2016, respectively as part of its lease and debt agreements. The amounts are included within cash and cash equivalents balance.

5. Inventory

Inventory at December 31, 2015 and March 31, 2016 consists of:

	December 31	March 31
	2015	2016
Raw materials	$1,587	$1,765
Work in process	2,659	3,055
Finished goods	6,538	6,854

Total	$10,784	$11,674

Cost is determined on a first in, first out, or FIFO, basis and includes material costs, labor and applicable overhead. The Company reviews its inventory for excess or obsolescence and writes down inventory that has no alternative uses to its net realizable value. The inventory reserves at December 31, 2015 and March 31, 2016 were $2,341 and $2,353, respectively.

6. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at December 31, 2015 and March 31, 2016:

		December 31	March 31
	Useful lives	2015	2016
Machinery and equipment	5-10	$10,594	$10,874
Computers and software	3	1,312	1,338
Leasehold improvements	6-10	212	212
Office equipment	5	89	89
Furniture and fixtures	5	206	206
Construction in process		4,931	4,792

Total		17,344	17,511
Accumulated depreciation		(5,253)	(5,674)

Property and equipment, net		$12,091	$11,837

Depreciation and amortization expense for the three months ended March 31, 2015 and 2016 were $424 and $421, respectively.

Valeritas, Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(in thousands, except share and per share amounts)

7. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following:

	December 31, 2015	March 31, 2016
Compensation	$2,932	$1,881
Restructuring costs (note 8)	—	1,331
Marketing services	863	882
Distribution agreements and managed care costs	867	1,205
Professional fees	623	332
Franchise taxes	263	190
Travel expenses	144	140
Manufacturing overhead	46	100
Other accruals	193	238

Total accrued expenses and other current liabilities	$5,931	$6,299

8. Restructuring

In February 2016, as part of the Company’s restructuring plan, approximately 51 employees were made redundant. The total restructuring costs of $2,709 consists of $1,217 severance expense and $1,492 retention. As of March 31, 2016, $274 of severance expense was paid and the remaining $943 was accrued. The retention bonuses will be paid in three installments over the next 12 months. Employees entitled to the retention must remain employed with the Company in good standing for at least 6 months after each installment payment. Otherwise, employees are obligated to repay the entire bonus received for that installment. The Company accrues the retention bonus monthly on a straight line basis through the retention period. As of March 2016, $267 of retention bonus was accrued and $308 was paid. Also included within the restructuring expenses was payroll tax of $ 155 of which $121 was accrued and $33 was paid as of March 31, 2016.

9. Debt

At December 31, 2015 and March 31, 2016, the Company had the following debt outstanding:

	December 31,	March 31,
	2015	2016
Senior secured debt, net	$49,699	$49,660
Prepayment fee	2,438	2,530
Payment-in-kind (PIK) interest	10,956	13,250

Total senior secured debt, net	63,093	65,440

Other note payable, net	4,210	4,241
Payment-in-kind (PIK) interest	1,804	2,010

Total other note payable, net	6,014	6,251

Total debt	$69,107	$71,691

Total debt, short-term	$69,107	$16,691
Total debt, long-term	$—	$55,000

Valeritas, Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(in thousands, except share and per share amounts)

Presentation

In 2015, the Senior Secured Debt did not meet the minimum revenue covenant of $50 million which the Company did not meet, the capital financing targets and was not able to maintain adequate operating cash and working capital all of which triggered the occurrence of a Material Adverse Change as stipulated within the Senior Secured Debt Agreement. The Company has entered into a series of forbearance agreements as described below, which extended the repayment terms through May 3, 2016. Due to the covenant failures and an associated cross-default covenant in the Other Note Payable that refers to defaults on other debt instruments held by the Company, both debt balances were being presented as short-term debt in the Company’s consolidated balance sheet at December 31, 2015.

Concurrently with the closing of the Merger on May 3, 2016, the Company restructured its Senior Secured Debt and Other Note Payable, as described in note 19 below, that extended the payment term of respective principal balance of $50 million and $5 million to March 31, 2021 and September 8, 2021, respectively. Considering the effect of the Merger and the debt restructuring (see note 19), the Company has classified the principal balances of debt as long-term at March 31, 2016.

Senior Secured Debt

On May 23, 2013, the Company entered into the Term Loan of $50 million with Capital Royalty Group (“CRG”), structured as a senior secured loan with a six-year term. The Term Loan is secured by substantially all of their assets, including their material intellectual property. The Term Loan bears interest at 11% per annum and compounds annually. Until the third anniversary of the Term Loan, the Company has the option to pay quarterly interest of 7.5% in cash and 3.5% paid-in-kind, or PIK, interest which is added to the aggregate principal amount of the Term Loan on the last day of each quarter. Thereafter, interest on the Term Loan is payable only in cash. The Term Loan contains a minimum revenue covenant, which was $50.0 million for 2015.

The events of default, described previously, has led the Company to enter into a series of forbearance agreements with CRG. The initial forbearance agreement was entered on May 18, 2015 and has subsequently been amended five times. The forbearance agreements, as amended entered in 2015, contained a number of terms and conditions in exchange for CRG’s agreement to forbear. The forbearance agreement imposed an interest rate at the default interest rate of 15% per annum and a prepayment premium of 4% on the aggregate outstanding balance on the date of the repayment. As at December 31, 2015, the parties deferred the forbearance expiration date again to January 22, 2016. The forbearance agreements entered in 2015 were accounted as trouble debt restructuring (“TDR’). There was no gain associated with the TDR, however the modified effective interest rate was applied prospectively.

On January 22, 2016, the Company and CRG amended the forbearance agreement (Amendment No.4) to extend the forbearance period to March 31, 2016. As part of the terms within the forbearance agreement, dated January 29, 2016, the Company issued warrants to CRG exercisable into 16,000,000 shares of Series AB Preferred Stock at $1.25 per share. The warrant has term of one year. The warrant fair value at the date of issuance was determined to be $4,000, using Black Scholes option pricing model (see note 10 below). The warrant is accounted as debt discount and amortized through to May 3, 2016, when the Term Loan was restructured. The issuance of the warrants did not result in restructuring gain or loss. The modified effective interest rate was applied prospectively.

On March 25, 2016, the Company and CRG amended forbearance agreement (Amendment No.5) to extend the expiration of the forbearance period to April 30, 2016 and included a number of events that could trigger an earlier expiration of the forbearance agreement. Amendment No.5 did not result in any restructuring gain or loss and the modified effective interest rate was applied prospectively.

Concurrently with the closing of the Merger on May 3, 2016, the Company restructured its Senior Secured Debt. CRG converted its outstanding accrued interest and prepayment premium to the Company’s common stock and Series AB preferred stock. The principal balance was restated as $50 million with interest rate charged at 11% per annum and debt maturity date set at March 31, 2021. See note 19 for details on the terms of the restructured Term Loan.

Valeritas, Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(in thousands, except share and per share amounts)

Warrant

In 2014, the Company issued warrants to CRG to purchase 177,347 shares of common stock exercisable at $0.013 per share. On February 27, 2015, the Company further issued warrants to purchase 1,802 shares of common stock with the same exercise price and terms to those issued in 2014. The Company recorded the loan net of original issuance discount calculated fair value of the issued warrants. On January 29, 2016, the Company issued CRG additional warrants to acquire 16,000,000 Series AB shares at exercise price of $1.25. The fair value of the warrant at the date of issuance is determined to be $4,000, which the Company recorded as additional debt discount.

The carrying value of the debt discounts associated with the warrants was $282 and $340 at December 31, 2015 and March 31, 2016, respectively. The forbearance agreements entered into during 2015, triggered a TDR and accelerated the timing of repayment of the Term Loan to January 22, 2016. The 2016 amendment to the forbearance agreement expires on May 3, 2016. The Company accelerated the amortization of the debt discount to coincide with the forbearance period and as such, $761 and $3,916 was amortized in the quarter ended March 31, 2015 and 2016 respectively.

Financing costs

The Company recorded the Term Loan net of deferred financing costs paid directly to the creditor (and therefore treated as a discount to the debt) of $500 relating to the lender finance fee of 1%. The discount related to the issuance costs is being amortized over the term of the loan using the effective interest method. The forbearance agreements entered into during 2015 accelerated the timing of repayment of the Term Loan to January 22, 2016. The Company accelerated the amortization of the debt discount to coincide with the forbearance period. The carrying amount of the debt discount relating to deferred financing costs $70 and $0 at December 31, 2015 and March 31, 2016, respectively.

Lenders Put Option

Upon a change in control or certain asset sales, the Capital Royalty Partners loan must be prepaid in an amount equal to the outstanding principal balance plus accrued and unpaid interest, taking into account a prepayment premium that starts at 5% of the balance and decreases to 0% over time. The Company determined that the prepayment feature qualified as an embedded derivative requiring bifurcation from the debt. On May 23, 2014, the derivative was initially valued at $607 and recorded as a long term liability within “derivative liabilities” in the Company’s consolidated balance sheet with a corresponding discount on the Term Loan. Upon default of the Term Loan, the Lenders called for immediate repayment of the Term Loan including a 4% prepayment penalty. As such, the derivative liability associated with the Term Loan prepayment provision was considered to be extinguished and the prepayment penalty in the amount of $2,438 and $2,530 were accrued at December 31, 2015 and March 31, 2016 respectively.

The original issue discount for the prepayment feature is being amortized over the term of the loan using the effective interest method and the amortization expense for the quarter ending March 2015 and 2016 were $86 and $35, respectively. The original issue discount was fully amortized in the first quarter of 2016.

Valeritas, Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(in thousands, except share and per share amounts)

Other Note Payable

In 2011, concurrently with the issuance of Series C Preferred Stock, the Company issued a $5.0 million senior subordinated note, or the WCAS Note, to WCAS Capital Partners IV, L.P., or WCAS. Amounts due under the WCAS Note originally bore interest at 10% per annum, payable semi-annually. On May 23, 2013, the WCAS Note was amended such that the note now bears interest at 12% per annum, and all interest accrues as compounded PIK interest and is added to the aggregate principal amount of the loan semi-annually. The then outstanding principal amount of the note, including accrued PIK interest, is due in full in September 2021. The Company may pay off the WCAS Note at any time without penalty.

Concurrently with the closing of the Merger on May 3, 2016, the Company restructured its Other Note Payable. WCAS converted its outstanding accrued interest and prepayment premium to the Company’s common stock and Series AB preferred stock. The principal balance was restated as $5 million with of ten percent (10%) per annum payable entirely as paid-in-kind interest and debt maturity date set at September 8, 2021. See note 19 for details on the terms of the restructured Term Loan.

10. Derivative Liability

On January 29, 2016, the Company issued CRG additional warrants to acquire 16,000,000 Series AB Preferred Stock at an exercise price of $1.25 with term of one year from the date of issuance. The warrants are accounted as derivative liability at fair value as the warrant for Series AB embodies a conditional obligation for the Company to repurchase its shares at a deemed liquidation event.

The fair value of the warrant at the date of issuance is $4,000 based on the Black-Scholes option pricing model. Key assumptions used to apply this model upon issuance were as follows:

	January 29, 2016	March 31, 2016
Dividend yield	—	—
Expected volatility	80.0%	80.0%
Risk-free rate of return	0.47%	0.61%
Expected term (years)	1	0.83
Fair Value per share	$0.25	$0.30

In January and March, CRG exercised its warrants to acquire 5,620,600 shares of Series AB Preferred Stock for gross proceeds of $7,026. The fair value of exercised warrants of $1,472 was reclassified from derivative liability to additional paid in capital.

The activities of the Series AB warrants as follow:

	Number of shares	Weighted average exercise price	Weighted average remaining life
Outstanding and exercisable—December 31, 2015	—	—	—
Warrants issued in conjunction with Series AB financing	16,000,000	1.25
Warrants exercised	(5,620,600)	1.25

Outstanding and exercisable—March 31, 2016	10,379,400	1.25	0.83 years

The fair value of unexercised warrants at March 31, 2016 was $3,121. Refer to note 12 below for the fair value measurement adopted in determining the fair value of the warrants. On May 3, 2016, the remaining outstanding unexercised warrants were cancelled. Refer to note 19 for subsequent events discussion.

Valeritas, Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(in thousands, except share and per share amounts)

11. Offering and acquisition related costs

The Company had capitalized deferred offering costs, which primarily consisted of direct incremental legal and accounting fees relating to the Initial Public Offering (IPO). In 2015, the offering was terminated. The previously capitalized deferred offering costs and additional costs incurred through to the termination of the IPO, aggregated to $3,978 were expensed in the first quarter of 2015.

In the first quarter of 2016, the Company has commenced its plan to the Merger and incurred approximately $91 of acquisition related costs which primarily consisted of incremental legal and accounting fees relating to the Merger (see note 19).

12. Fair Value Measurements

The Company determines the fair values of its financial instruments based upon the fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Below are the three levels of inputs that may be used to measure fair value:

•	Level 1—Quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

•	Level 2—Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The Company uses the market approach technique to value its financial instruments and there were no changes in valuation techniques during 2015 or 2016. The Company’s financial instruments consist primarily of cash and cash equivalents, short-term investments, accounts receivable, accounts payable and accrued liabilities, debt instruments and derivative liabilities. For accounts receivable, accounts payable and accrued liabilities, the carrying amounts of these financial instruments as of December 31, 2015 and March 31, 2016 were considered representative of their fair values due to their short term to maturity. Cash equivalents are carried at cost which approximates their fair value. The carrying values of debt instruments approximate fair value and are principally measured using Level 2 inputs based on quoted market prices or pricing models using current market rates. The carrying values of the senior secured debt and WCAS Note at December 31, 2015 and March 31, 2016 were $63,093 and $6,014, and $65,440 and $6,252, respectively. The fair value of the senior secured debt approximate its carrying value as of December 31, 2015 and March 31, 2016. The carrying value of the WCAS note approximated its respective fair value at December 31, 2015 and March 31, 2016. The long-term debt, including the portion of long-term debt in short-term borrowings is principally measured using Level 2 inputs based on quoted market prices or pricing models using current market rates.

Valeritas, Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(in thousands, except share and per share amounts)

The following tables set forth the Company’s financial assets and liabilities that were measured at fair value on a recurring basis as of March 31, 2016. No financial assets or liabilities were measured at fair value on a recurring basis at December 31, 2015.

	Fair Value as of March 31, 2016
	Total	Level 1	Level 2	Level 3
	(In thousands)
Derivative Liability - Warrant	$3,121	$—	$—	$3,121

Total	$3,121	$—	$—	$3,121

The Company’s derivative liabilities are classified within Level 3 because they are valued with an option pricing model, where certain inputs to the model are unobservable and reflect the Company’s assumptions as to what market participants would use.

The warrants were valued using the Black Scholes option pricing model. The fair value of the Series AB Preferred Shares at the warrant issuance date was based on a 409A valuation of the Company at the issuance date. The Company estimated the fair value of Series AB at issuance date and March 31, 2016 based on the Merger on May 3, 2016 to be $0.25 and $0.30 per share. The life of the option is equal to the weighted average remaining contractual life of the warrants which was 1 year and 0.75 year as of the issuance date and March 31, 2016 respectively. The volatility utilized is based upon the volatilities observed from publicly traded companies that are comparable to the Company. To date, the Company has not declared or paid dividends to any of its shareholders so the assumed dividend rate is zero. The short term risk-free rate utilized is the yield on US Treasury STRIPS corresponding to the life of the option.

The following table presents the Company’s liabilities measured at fair value using significant unobservable inputs (Level 3), as of March 31, 2016:

Balance, December 31, 2015	—
Issuance of Series AB preferred warrant	$4,000
Increase for fair value adjustment of warrant liability	593
Decrease for fair value adjustment of exercised warrant	(1,472)

Balance, March 31, 2016	3,121

Concurrent with the closing of the Merger on May 3, 2016, the Company restructured its Senior Secured Debt and Other Note Payable that extended the payment term of respective principal balance of $50 million and $5 million to March 31, 2021 and September 8, 2021. All warrants for common stock, Series D and Series AB there were outstanding on May 3, 2016 were cancelled. See note 19 for more details on this subsequent event.

13. Income Taxes

The Company did not record a federal or state income tax provision or benefit for the three months ended March 31, 2016 due to the Company’s continued requirement for a full valuation allowance against its net deferred tax assets.

14. Commitments and Contingencies

Operating Leases

The Company leases buildings in Shrewsbury, Massachusetts and Bridgewater, New Jersey and equipment under operating lease agreements, expiring through 2017. In addition to rental expense, the Company is obligated to pay costs of insurance, taxes, repairs and maintenance pursuant to the terms of the leases. The rental payments include the minimum rentals plus common area maintenance charges. Some of the leases include renewal options. Rental expense under operating leases amounted to $334 and $331 for the three months ended March 31, 2015 and 2016, respectively.

Valeritas, Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(in thousands, except share and per share amounts)

At March 31, 2016, the Company had the following minimum lease commitments:

Year ending December 31:
2016	$872
2017	1,020
2018	121

$2,013

Capital Leases

The Company is the lessee of manufacturing equipment under a capital lease that began in January 2014 and expired in March 2016. The asset under this capital lease was recorded at the present value of the minimum lease payments, which amounted to $332 upon commencement and is depreciated over the term of the lease. Depreciation expense for assets under capital leases amounted to $26 for the three months ended March 31, 2015 and 2016 respectively. The carrying value of the asset at December 31, 2015 and March 31, 2016 was $26 and $0 respectively.

Licensing Agreement

Pursuant to a formation agreement, dated as of August 22, 2006 (the Formation Agreement), BioValve and BTI Technologies Inc. (BTI), a wholly owned subsidiary of BioValve, contributed to Valeritas, LLC all of their right, title and interest in and to all of the assets, properties and rights of BioValve and BTI to the extent related to BioValve’s drug delivery/medical device initiative, consisting of patents and equipment, hereafter referred to as the Device Assets (Device Assets).

On August 22, 2008, the Formation Agreement was amended and the Company agreed to pay BioValve an amount equal to 9% of any cash upfront license or signing fees and any cash development milestone payments received by the Company in connection with licenses or grants of third party rights to the use in development or commercialization of the Rapid Infuser Technology. In certain circumstances the Company would owe 10% of such payments received. As of December 31, 2015 March 31, 2016, no amounts were owed under this agreement. Although the Company believes the intellectual property rights around this technology have value, the technology licensed under this agreement is not used in the V-Go or any current products under development.

15. Other Warrants

Common Stock Warrants

There are no common stock warrant activities for the three months ended March 31 2016: As of March 31, 2016, were 179,149 common stock warrants issued and outstanding. The warrants were cancelled immediately before the Merger on May 3, 2016.

Preferred Stock Warrants

In February 2015, the Company issued warrants to a Series D investor warrants to purchase 3,750 Series D shares. The exercise price of the warrants are $10.00 per share. All Series D warrants were exercised and converted to common as part of the conversion Series D share outlined in note 18 below.

Valeritas, Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(in thousands, except share and per share amounts)

16. Stock-Based Compensation

Stock Options

Total stock-based compensation expense related to stock options was $2,140 and $561 for the three months ended March 31, 2015 and 2016, respectively.

Stock-based compensation expense is classified in the condensed consolidated statements of operations as follows:

	Three Months Ended March 31,
	2015	2016
	(In thousands)
Research and development	$482	$174
General and administrative	1,658	387

Total	$2,140	$561

On March 7, 2016, the Company dissolved Holdings (Valeritas Holdings, LLC). As a result of the dissolution, the 2008 Employee Equity Compensation Plan was terminated and all options outstanding thereunder were cancelled. The company did not grant any stock option in the three months ended March 31, 2016. Stock option activity under the 2014 Plan for the three months ended March 31, 2016 was as follows:

	Shares	Weighted- Average Exercise Price (in dollars per share)	Weighted- Average Contractual Life (in years)	Aggregate Intrinsic Value
Options outstanding at December 31, 2015	1,115,855	$11.23	8.59 years	—
Granted	—	—
Exercised	—	—
Forfeited / Cancelled	(123,192)	11.24
Expired	—	—

Options outstanding at March 31, 2016	992,663	$11.22	8.33 years	—

The 2014 Plan was terminated on May 3, 2016 and all outstanding options then were cancelled.

17. Related Party Transactions

On September 8, 2011, the Company issued a $5,000 note payable to WCAS Capital Partners IV, L.P., a Series D Preferred shareholder (See discussion of “Other Note Payable” in note 9). Certain affiliates of WCAS Capital Partners IV, L.P. are also common stock shareholders as of March 31, 2016.

In 2015, Capital Royalty Partners (“CRG”), who are the lenders of Senior Secured Debt, purchased 4,000,000 shares of Series AA Preferred Stock and 4,093,596 shares of Series AB Preferred Stock of the Company for gross proceeds of $5,000 and $5,117 respectively. As of March 31, 2016, CRG participated in additional Series AB financing as well as exercised its Series AB warrants to acquire additional 10,276,030 shares of Series AB Preferred Stock of the Company for gross amount of $12,845. CRG also held warrants to acquire 10,379,800 shares of Series AB preferred stock as of March 31, 2016.

Valeritas, Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(in thousands, except share and per share amounts)

18. Stockholders’ Deficit

At December 31, 2015, the Company was authorized to issue up to 91,600,000 shares of stock, consisting of 6,000,000 shares of Series D Preferred Stock, par value $0.00001 per share; 16,000,000 shares of Series AA Preferred Stock, par value of $0.00001; 9,600,000 shares of Series AB Preferred Stock, par value of $0.00001 and 60,000,000 shares of common stock, par value $0.00001 per share. On January 29, 2016, the Company filed an Eighth Restated Certificate of Incorporation to increase the authorized number of shares of common stock to 92,000,000 and the shares of Series AB Preferred Stock to 32,000,000. On May 3, 2016, the Company filed an Ninth Restated Certificate of Incorporation to increase the authorized number of shares to 166,451,154 shares which consists increasing common stock to 102,225,577 shares and the Series AB Preferred Stock to 42,225,577 shares.

Series D Convertible Preferred Stock

On January 29, 2016, 1,416,423 shares of Series D were converted to common stock for not participating in the full pro-rata amount stated within the respective stock purchase agreements in the Series AB financing. As of March 31, 2016, there were 72,996 Series D shares outstanding. The warrant issued to acquire 3,750 Series D shares was exercised and converted to common as part of the conversion outlined above.

Series AA Convertible Preferred Stock

On January 29, 2016, 2,041,376 shares of Series AA were converted to common stock for not participating in the full pro-rata amount stated within the respective stock purchase agreements in the subsequent Series AB financing. As of March 31, 2016, there were 4,488,160 Series AA shares outstanding.

Series AB Convertible Preferred Stock

The Company issued an additional 4,655,430 of Series AB Preferred Stock on January 29, 2016 for gross proceeds of $5,819. During February and March of 2016, CRG exercised warrants with respect to 5,620,600 Series AB Preferred Stock for gross proceeds of $7,026. As of March 31, 2016, there were 17,115,891 Series AB preferred stock outstanding.

19. Subsequent Events

On April 15, 2016, CRG exercised additional warrants for 279,400 shares of Series AB Preferred Stock, providing additional funds of $350 to Valeritas, Inc.

On May 3, 2016, the Company filed an Ninth Restated Certificate of Incorporation to increase the authorized number of shares to 166,451,154 shares which consists increasing common stock to 102,225,577 shares and the Series AB Preferred Stock to 42,225,577 shares.

Concurrent with the Merger, as described below, the 2014 Employee Equity Compensation Plan was terminated and all options outstanding thereunder were cancelled.

Valeritas, Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(in thousands, except share and per share amounts)

Merger

On May 3, 2016, pursuant to an Agreement and Plan of Merger and Reorganization, dated May 3, 2016 (the “Merger Agreement”), by and among Valeritas Holdings, Inc. (formerly Cleaner Yoga Mat, Inc.), a Delaware corporation (the “Parent”), Valeritas Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent (the “Acquisition Subsidiary”) and Valeritas, Inc. (the “Company”), Acquisition Subsidiary was merged with and into the Company, with the Company remaining as the surviving entity and as a wholly owned subsidiary of the Parent (the “Merger”).

The Company entered into and executed several contemporaneous transactions related to the Merger, as described below.

Merger and Split-Off

The Parent was incorporated in the State of Florida on May 9, 2014 as company that engages in the sale of sanitizing solutions for Yoga and Pilates studios as well of conventional gyms of all sizes. The Parent is a “shell company” as defined in Rule 12b-2 of the Exchange Act. The parent ceased to be a shell company upon the consummation of the transaction.

Pursuant to the Merger Agreement, a wholly owned subsidiary of the Parent, Acquisition Subsidiary, was merged with and into the Company, with the Company continuing after the Merger as the surviving entity and a wholly-owned subsidiary of the Parent. At the Closing Date, 27,665,645 shares of the Company’s pre-Merger Series AB Preferred Stock issued and outstanding immediately prior to the closing of the Merger was converted into 6,600,000 shares of the Parent’s Common Stock. All outstanding Series AA Preferred Stock, Series D Preferred Stock and Common Stock were retired and cancelled prior to the Merger. In addition, pursuant to the Merger Agreement, all outstanding warrants and options for shares of common stock and Series AB preferred stock of the Company were cancelled. The pre-Merger stockholders of the Parent retained an aggregate of 1,000,004 shares of common stock.

Upon the closing of the Merger, under the terms of a split-off agreement and a general release agreement, the Parent transferred all of its pre-Merger operating assets and liabilities to its wholly-owned special purpose subsidiary (“Split-Off Subsidiary”), and transferred all of the outstanding shares of capital stock of Split-Off Subsidiary to the pre-Merger majority stockholder of the Parent (the “Split-Off”), in consideration of and in exchange for (i) the surrender and cancellation of 40,486,000 shares of the Parent’s common stock held by such stockholder (which will be cancelled and will resume the status of authorized but unissued shares of the Parent’s common stock) and (ii) certain representations, covenants and indemnities.

Following the Merger and Split-Off, the shareholders of the Company effectively control the combined companies, and as such, the Company is deemed to be the accounting acquirer in the Merger. The Merger is being treated as a reverse merger and recapitalization.

Valeritas, Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(in thousands, except share and per share amounts)

Private Placement Offering

Concurrently with the closing of the Merger, and as a condition to the Merger, the Company closed a private placement offering (the “Private Placement”) of approximately 5 million shares of common stock at a purchase price of $5.00 per share, for proceeds of approximately $24.2 million, net of financing costs. In addition, the Company also incurred approximately $0.5 million of acquisition related costs. Existing investors of the Company invested $20 million of the Private Placement.

In connection with the Private Placement, the Company incurred costs of approximately $1.0 million in fees, of which $0.3 million is in the form of warrants to purchase 83,120 shares of common stock at an exercise price of $5.00 to the placement agents. The warrants issued to the placement agents will be accounted for as a derivative liability of the combined company as the warrant exercise price is subject to adjustment upon additional issuances of equity securities at a price per share lower than the exercise price of the warrant. $0.6 million are fees paid in cash to the placement agents whilst the remainder $0.1 million are reimbursed expenses (including legal fees incurred by placement agent) paid to the placement agents.

Senior Secured Debt and Subsequent Forbearance Agreement with Capital Royalty Partners

Accrued interest, fees and expenses on the principal indebtedness held by CRG pursuant to the Term Loan Agreement as of May 3, 2016 was $16.6 million (“CRG Outstanding Interest”). As part of the merger, the Company and CRG agreed to the following restructuring, such that the outstanding principal indebtedness of $50 million held by CRG under the Term Loan Agreement will remain outstanding following the Merger. The Revised Term Loan shall mature on March 31, 2021 following the closing date of the Merger (the “Maturity Date”). Principal and all accrued paid-in-kind interest are due in full on the Maturity Date. Interest on the Revised Term Loan will accrue at a rate of eleven percent (11%) per annum (other than when in default, in which case the Term Loan bears interest at 15% per annum) paid quarterly. The Revised Term Loan shall be secured by a first priority security interest and right of payment in all of the Company’s assets, accounts and proceeds now existing or to be acquired. To permit the Merger, all existing defaults under the Term Loan Agreement were permanently waived. The Revised Term Loan includes only one financial liquidity operating covenant, which requires that we maintain an end-of-day cash balance greater than $5 million.

Immediately prior to the closing date of the Merger, CRG converted $5.8 million of the accumulated outstanding interest to 4,649,859 common stock of the Company, at conversion price equal to $1.25 per share and the remaining $10.8 million of the accumulated outstanding interest were converted of the into shares of Series AB Preferred Stock, at a conversion price equal to $1.25 per share for a total of 8,609,824 shares. Upon the closing of the Merger, the aggregate CRG shares of Series AB Preferred Stock were exchanged for 5,487,766 common stock in the Parent.

Subordinated Debt held by WCAS Capital Partners IV, L.P.

Accrued interest, fees and expenses on the principal indebtedness held by WCAS pursuant to the WCAS Note as of May 3, 2016 was $2.1 million (“WCAS Outstanding Interest”). The outstanding principal indebtedness held by WCAS under the WCAS Note of $5 million will remain outstanding and the Amended WCAS Note will mature on September 8, 2021. Principal, inclusive of all accrued paid-in-kind interest, on the Amended WCAS Note are due in full on the maturity date. The Amended WCAS Note shall accrue interest at a rate of ten percent (10%) per annum payable entirely as paid-in-kind interest. WCAS’s right to payment under the Amended WCAS Note shall be subject to CRG’s payment of the Revised Term Loan pursuant to a subordination agreement by and between WCAS and CRG. To permit the Merger, all existing defaults under the WCAS Note were permanently waived.

Immediately prior to the Closing Date, WCAS converted $2.1 million of the WCAS outstanding interest into 1,660,530 shares of Series AB Preferred Stock, at a conversion price equal to $1.25 per share. Upon the closing of the Merger, the shares of Series AB Preferred Stock were exchanged for 396,141 common stock in the Parent.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On May 3, 2016, pursuant to an Agreement and Plan of Merger and Reorganization, (the “Merger Agreement”), by and among Valeritas Holdings, Inc. (formerly Cleaner Yoga Mat, Inc.), a Delaware corporation (the “Parent”), Valeritas Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent (the “Acquisition Subsidiary”) and Valeritas, Inc., a Delaware corporation (the “Company”), Acquisition Subsidiary was merged with and into the Company, with the Company remaining as the surviving entity and as a wholly owned subsidiary of the Parent (the “Merger”).

The unaudited pro forma condensed combined balance sheet is presented as if the reverse merger had occurred as of March 31, 2016. The unaudited pro forma condensed combined statement of operations for the quarter ended March 31, 2016 are presented as if the merger had occurred on January 1, 2015. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2015 are presented as if the merger had occurred on January 1, 2015. As a result of the Merger, the Parent discontinued their pre-Merger business, acquired the business of the Company and will continue the existing business operations of the Company under the name Valeritas Holdings, Inc. as a publicly-traded company. The Company is considered the acquirer for accounting purposes, and the Parent’s historical financial statements before the Merger will be replaced with the historical financial statements of the Company before the Merger in future filings with the SEC. The unaudited pro forma condensed combined balance sheet and pro forma condensed combined statement of operations give effect to the Merger as if it had been completed at the beginning of the period presented. The historical financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Merger, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined company.

The unaudited pro forma condensed combined financial statements presented are based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes and do not purport to represent what the financial position or results of operations would actually have been if the Merger occurred as of the dates indicated or what such financial position or results would be for any future periods for the combined company. The unaudited pro forma condensed combined financial statements are based upon the respective historical consolidated financial statements of the Company and the Parent, and should be read in conjunction with the:

•	accompanying notes to the unaudited pro forma condensed combined financial statements;

•	separate historical unaudited financial statements of the Parent included in their quarterly report on Form 10-Q as of and for the quarter ended March 31, 2016 filed with the SEC on May 3, 2016;

•	separate historical audited financial statements of the Company as of and for the years ended December 31, 2014 and 2015 included elsewhere in Form 8-K dated May 9, 2016;

•	separate historical unaudited financial statements of the Company as of and for the quarters ended March 31, 2016 included elsewhere in this current Form 8-K/A;

•	management’s discussion and analysis of financial condition and results of operations and “Risk Factors” included elsewhere in this Form 8-K/A.

The accounting for certain transactions reflected in these unaudited pro forma condensed combined financial statements is dependent upon certain significant estimates that have yet to be completed or have not progressed to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments are preliminary and are subject to further revision as additional information becomes available and additional analyses are performed. Differences between these preliminary estimates and the final accounting may occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined companies’ future financial position and results of operations. To the extent there are significant changes to the combined company’s business, or as new information becomes available, the assumptions and estimates herein could change significantly. The unaudited pro forma condensed combined financial statements do not reflect certain transactions that occurred subsequent to March 31, 2016.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of March 31, 2016

(in thousands, except share and per share amounts)

	Historical		Pro Forma				Pro Forma
	Valeritas, Inc.	Cleaner Yoga Mat, Inc.	Adjustments		Note		Combined
Assets
Current assets:
Cash and cash equivalents	$4,409	—	349		(D	)	28,953
			24,195		(E	)
Accounts receivable, net	3,470	—					3,470
Other receivables	142	—					142
Inventories, net	11,674	—					11,674
Deferred cost of goods sold	754	—					754
Prepaid expense and other current assets	698	—					698

Total current assets	21,147	—	24,544				45,691
Property and equipment, net (note 6)	11,837	—					11,837
Other assets	153	—					153

Total assets	$33,137	—	24,544				57,681
Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$16,691	135	1,098 861 (12,838 (5,812 (135	) ) )	(A (B (C (C (H	) ) ) ) )	—
Accounts payable	5,606	13	(13)		(H	)	5,606
Accrued expense and other current liabilities	6,299	—	542		(E	)	6,841
Derivative liabilities	3,121	—	(3,037)		(D	)	—
			(84)		(D	)
Deferred revenue	1,734	—					1,734

Total current liabilities	33,451	148	(19,418)				14,181
Long Term Debt	55,000	—	—				55,000
Deferred rent liability	51	—	—				51
Derivative liabilities	—	—	266		(E	)	266

Total liabilities	88,502	148	(19,152)				69,498

Stockholders’ deficit
Convertible preferred stock:
Series AB preferred stock, $0.00001 par value	21,392	—	12,838 (34,579 349	) )	(C (F (D	) ) )	—
Series AA preferred stock, $0.00001 par value	5,609	—	(5,609)		(F	)	—
Series D preferred stock, $0.00001 par value	732	—	(732)		(F	)	—
Common stock - Valeritas ($0.00001 par value)	—	—					—
Common stock - Yoga ($0.001 par value, 12,638,991 shares issued and outstanding upon completion of the Merger )	—	—	6 8		(E (F	) )	14
Additional paid-in capital	311,672	50	23,922 3,037 84 5,812 40,914 (50)		(E (D (D (C (F (H	) ) ) ) ) )	385,441
Accumulated deficit	(394,770)	(198)	(543 198 (1,098 (861	) ) )	(E (H (A (B	) ) ) )	(397,272)

Total stockholders’ deficit	(55,365)	(148)	43,696				(11,817)

Total liabilities and stockholders’ deficit	$33,137	—	24,544				57,681

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the year ended December 31, 2015

(in thousands, except share and per share amounts)

	Historical		Pro Forma			Pro Forma
	Valeritas, Inc.	Cleaner Yoga Mat, Inc.	Adjustments	Note		Combined
Revenue, net	$18,097	2	(2)	(G	)	18,097
Cost of goods sold	14,237	—				14,237

Gross margin	3,860	2	(2)			3,860
Operating Expense		—
Research and development	6,523	—				6,523
Selling, general and administrative	44,680	(87)	87	(G	)	44,680

Total operating expense	51,203	(87)	87			51,203

Operating Loss	$(47,343)	(85)	85			(47,343)
Other income (expense), net:
Interest income	$1	(18)	18	(G	)	1
Interest expense	(16,318)	—				(16,318)
Change in fair value of derivatives	443	—				443
Other income	—	—				—
Offering costs (including 2014 capitalized IPO costs)	(3,978)	—				(3,978)

Total other income (expense), net	(19,852)	(18)	18			(19,852)

Net loss	67,195	(104)	104			(67,195)

Net loss per share attributable to common shareholders – basic and diluted						(6.14)
Weighted average shares outstanding – basic and diluted						10,950,755

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the three months ending March 31, 2016

(in thousands, except share and per share amounts)

	Historical		Pro Forma			Pro Forma
	Valeritas, Inc.	Cleaner Yoga Mat, Inc.	Adjustments	Note		Combined
Revenue, net	$5,009	—				5,009
Cost of goods sold	3,297	—				3,297

Gross margin	1,712	—				1,712
Operating Expense
Research and development	1,261	—				1,261
Selling, general and administrative	8,318	29	(29)	(G	)	8,318
Restructuring	1,762	—				1,762

Total operating expense	11,341	29	(29)			11,341

Operating Loss	$(9,629)	(29)	29			(9,629)
Other income (expense), net:
Interest expense	$(6,585)	(1)	1	(G	)	(6,585)
Change in fair value of derivative	(593)	—				(593)
Merger costs	(91)	—				(91)

Total other income (expense), net	(7,269)	(1)	1			(7,269)

Net loss	(16,898)	(30)	30			(16,898)

Net loss per share attributable to common shareholders – basic and diluted						(1.48)
Weighted average shares outstanding – basic and diluted						11,409,850

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.	Description of the Merger and Related Transactions and Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and pursuant to the rules and regulations of Regulation S-X, and present the pro forma financial position and results of operations of the combined companies based upon the historical data of the Company and the Parent, after giving effect to the Merger and related transactions.

In April and May 2016, the Company entered into and executed several contemporaneous transactions related to the Merger, as described below.

Merger and Split-Off

The Parent was incorporated in the State of Florida on May 9, 2014 as company that engages in the sale of sanitizing solutions for Yoga and Pilates studios as well of conventional gyms of all sizes. The Parent is a “shell company” as defined in Rule 12b-2 of the Exchange Act. The parent ceased to be a shell company upon the consummation of the transaction.

The Company was incorporated in the state of Delaware on December 27, 2007 when it changed its organization form and name from Valeritas, LLC, which was formed on August 2, 2006. The Company is engaged in developing innovative technologies to improve the health and quality of life of people with Type 2 diabetes.

Pursuant to the Merger Agreement, a wholly owned subsidiary of the Parent, Acquisition Subsidiary, was merged with and into the Company, with the Company continuing after the Merger as the surviving entity and a wholly-owned subsidiary of the Parent. At the Closing Date, 27,665,645 shares of the Company’s pre-Merger Series AB Preferred Stock issued and outstanding immediately prior to the closing of the Merger was converted into approximately 6,600,000 shares of the Parent’s Common Stock. All outstanding Series AA Preferred Stock, Series D Preferred Stock and Common Stock were retired and cancelled prior to the Merger. In addition, pursuant to the Merger Agreement, all outstanding warrants and options for shares of common stock and Series AB preferred stock of the Company were cancelled. The pre-Merger stockholders of the Parent retained an aggregate of 1,000,004 shares of common stock. On a pro forma basis, based upon the number of shares of the Company common stock issued in the Merger, immediately following the Merger, (i) pre-existing stockholders of the Parent and their designees have 8% ownership of the combined company and pre-existing stockholders of the Company and their designees owned approximately 84% (but open until final raise) of the combined company.

Upon the closing of the Merger, under the terms of a split-off agreement and a general release agreement, the Parent transferred all of its pre-Merger operating assets and liabilities to its wholly-owned special purpose subsidiary (“Split-Off Subsidiary”), and transferred all of the outstanding shares of capital stock of Split-Off Subsidiary to the pre-Merger majority stockholder of the Parent (the “Split-Off”), in consideration of and in exchange for (i) the surrender and cancellation of an aggregate of 40,486,000 shares of the Parent’s common stock held by such stockholder (which were cancelled and will resume the status of authorized but unissued shares of the Parent’s common stock) and (ii) certain representations, covenants and indemnities.

Following the Merger and Split-Off, the shareholders of the Company effectively control the combined companies, and as such, the Company is deemed to be the accounting acquirer in the Merger. The Merger is being treated as a reverse merger and recapitalization. The Parent’s historical financial statements before the Merger will be replaced with the historical financial statements of the Company before the Merger in future filings with the SEC. The assets and liabilities and the historical operations that will be reflected in the financial statements prior to the Merger will be those of the Company, and will be recorded at the historical cost basis of the Company. The consolidated financial statements after completion of the Merger will include the assets and liabilities of the Company, historical operations of the Company, and operations of the Company and its subsidiaries from the closing date of the Merger.

Private Placement Offering

Concurrently with the closing of the Merger, and as a condition to the Merger, the Company closed a private placement offering (the “Private Placement”) of approximately 5 million shares of common stock at a purchase price of $5.00 per share, for gross proceeds of approximately $25 million. Existing investors of the Company invested $20 million of the Private Placement for a total of 4,000,000 additional shares.

In connection with the Private Placement, the Company incurred costs of approximately $1.0 million in fees, of which $0.3 million is in the form of warrants to purchase 83,120 shares of common stock at an exercise price of $5.00 to the placement agents. The warrants issued to the placement agents are accounted as a derivative liability on the pro-forma balance sheet of the combined company as the warrant exercise price is subject to adjustment upon additional issuances of equity securities at a price per share lower than the exercise price of the warrant. $0.6 million are fees paid in cash to the placement agents whilst the remainder $0.2 million are reimbursed expenses (including legal fees incurred by placement agent) paid to the placement agents.

Term Loan and Subsequent Forbearance Agreement with Capital Royalty Partners

The Company currently has outstanding a principal amount of $50 million of senior indebtedness held by Capital Royalty Group and certain of its affiliates (collectively, “CRG”) pursuant to an Amended and Restated Term Loan Agreement by and between the Company and CRG dated as of August 5, 2014 by (as amended, the “Term Loan Agreement”). Accrued interest, fees and expenses on the principal indebtedness held by CRG pursuant to the Term Loan Agreement as of May 3, 2016 was $16.6 million (“CRG Outstanding Interest”). The outstanding principal indebtedness of $50 million will remain outstanding following the Merger. The Revised Term Loan shall mature on March 31, 2021 following the closing date of the Merger (the “Maturity Date”). Principal, inclusive of all accrued paid-in-kind interest, on the Revised Term Loan are due in full on the Maturity Date. Interest on the Revised Term Loan will accrue at a rate of eleven percent (11%) per annum (other than when in default, in which case the Term Loan bears interest at 15% per annum) paid quarterly. The Revised Term Loan shall be secured by a first priority security interest and right of payment in all of the Company’s assets, accounts and proceeds now existing or to be acquired. To permit the Merger, all existing defaults under the Term Loan Agreement were permanently waived.

Under the Forbearance Agreement with CRG that preceded the Merger, the Company issued warrants to CRG for the purchase of $16 million of series AB preferred stock with a strike price of $1.25 per share. In January and March 2016, CRG exercised its warrants to acquire 5,620,200 shares of Series AB Preferred Stock for gross proceeds approximately $7.0 million. In April 2016, CRG further exercised warrants for 279,400 shares of Series AB Preferred Stock, providing additional funds approximately $0.4 million to Valeritas, Inc. Immediately prior to the Closing Date, CRG converted $5.8 million of the accumulated CRG Outstanding Interest to 4,649,859 common stock of the Company, at conversion price equal to $1.25 per share and the remaining $10.8 million of the accumulated outstanding interest were converted of the into shares of Series AB Preferred Stock, at a conversion price equal to $1.25 per share for a total of 8,609,824 shares. Upon the closing of the Merger, the cumulative ownership of CRG Series AB Preferred Stock were exchanged for 5,487,766 common stock in the Parent. The exchange ratio was 4.19.

Subordinated Debt held by WCAS Capital Partners IV, L.P.

The Company currently has a principal amount of $5 million of subordinated indebtedness held by WCAS Capital Partners IV, L.P. (“WCAS”), an affiliate of Welsh, Carson, Anderson & Stowe, pursuant to a Note issued by The Company to WCAS, dated September 8, 2011 (as amended, the “WCAS Note”). Accrued interest, fees and expenses on the principal indebtedness held by WCAS pursuant to the WCAS Note as of May 3, 2016 was $2.1 million (“WCAS Outstanding Interest”). The outstanding principal indebtedness held by WCAS under the WCAS Note will remain outstanding and the Amended WCAS Note will mature on September 8, 2021. Principal, inclusive of all accrued paid-in-kind interest, on the Amended WCAS Note are due in full on the maturity date. The Amended WCAS Note shall accrue interest at a rate of ten percent (10%) per annum payable entirely as paid-in-kind interest. WCAS’s right to payment under the Amended WCAS Note shall be subject to CRG’s payment of the Revised Term Loan pursuant to a subordination agreement by and between WCAS and CRG. To permit the Merger, all existing defaults under the WCAS Note were permanently waived.

Immediately prior to the Closing Date, WCAS converted their portion of the WCAS Outstanding Interest into shares of Series AB Preferred Stock, at a conversion price equal to $1.25 per share for a total of 1,660,530 shares. Upon the closing of the Merger, the shares of Series AB Preferred Stock were exchanged for 396,141 common stock in the Parent. The exchange ratio was 4.19.

2.	Accounting Policies and Merger Pro Forma Adjustments

Based on the Company’s review of the Parent’s summary of significant accounting policies disclosed in the Parent’s financial statements, the nature and amount of any adjustments to the historical financial statements of the Parent to conform its accounting policies to those of the Company are not expected to be significant. Further review of the Parent’s accounting policies and financial statements may result in required revisions to the Parent’s policies and classifications to conform to the Company’s accounting policies.

The following pro forma adjustments are based on preliminary estimates, which may change significantly as additional information is obtained:

(A)	To record accelerated amortization of debt discount as part of restructuring the debt with CRG and WCAS.

(B)	To record the interest expense of Senior Secured Debt and Amended Senior Subordinated Note Payable from April 1, 2016 through to May 3, 2016.

(C)	To record the conversion of $5.8 million accumulated CRG Outstanding Interest to 4,649,859 common stock of the Company at a conversion price equal to $1.25 per share and the remaining $12.8 million accrued interest and prepayment fees on both CRG term loan and WCAS subordinated debt as of May 3, 2016 into 10,270,354 shares of Series AB Preferred Stock at a conversion price equal to $1.25 per share, as part of the terms loan restructuring described in item 1 above.

(D)	To record the exercise of warrants by CRG in April 2016. The exercise resulted in the issuance of additional 279,400 shares of Series AB Preferred Stock for gross proceeds of $0.3 million. $0.1 million of the warrant derivative liability relating to the exercised warrants were charged to additional paid in capital. The remaining warrants that were not exercised were cancelled as part of the Merger. Given these warrants are held by a related party and had a derivative fair value of $3.0 million which was reversed to additional paid in capital upon cancellation.

(E)	To record the sale of approximately 5 million shares of the Company’s common stock for $5.00 per share, resulting in gross proceeds of $25.2 million (the “Private Placement”), net of issuance costs of $1.0 million, including $0.6 million of placement agents fees, $0.2 million expenses reimbursed to placement agents and $0.3 million in warrant derivative liability for warrants issued to placement agents. Also included in the adjustment is an estimate of other costs related to Merger of $0.5 million and to record the conversion of 1,000,004 shares of the Parent’s pre-merger common stock to the common stock of the combined company upon the Merger.

(F)	To record the retirement and cancellation pre-Merger of the Company’s Series D, AA, Common Stock and warrants outstanding prior to the merger and the issuance of approximately 6,600,000 shares of common stock of the Company’s common stock upon conversion of the Company’s pre-merger Series AB shares.

(G)	To reflect the elimination of the Parent’s revenue and expenses as if the Merger and Split-Off occurred on January 1, 2016.

(H)	To record the effect of the Split-Off of the Parent’s pre-Merger assets and liabilities for consideration in the form of the surrender by the Split-Off purchaser of 40,486,000 shares of the Parent’s common stock, and to record the elimination of the Company’s pre-Merger accumulated deficit. 1,000,004 shares of the Parent’s pre-merger common stock remained outstanding and converts to the common share of the combined company at conversion ratio of 1:1.

(I)	The pro forma combined basic and diluted earnings per share have been adjusted to reflect the pro forma combined net loss for the year ended December 31, 2015 and the three months ended March 31, 2016. In addition, the numbers of shares used in calculating the pro forma combined basic and diluted net loss per share for each period have been adjusted to reflect the estimated total number of shares of common stock of the combined company that would be outstanding as of the closing of the Merger. The estimated total numbers of shares of common stock of the combined company that would be outstanding as of the closing of the Merger is calculated as the estimated adjusted total shares of common stock of the combined company of 12,638,991. The following table sets forth the calculation of the pro forma weighted average number of common shares outstanding — basic and diluted as of December 31, 2015 and March 31, 2016 presented as if the merger had occurred on January 1, 2015:

		Proforma WA shares
	All Shares Issued/Issuable upon Merger	Year Ended December 31, 2015	Three Months ending March 31, 2016
Valeritas shares: issued and outstanding:
Preconversion basis:
Common	22,988,374	—	—
Preferred D	83,088	—	—
Preferred AA	4,488,160	—	—
Preferred AB	27,665,645	21,836,229	22,513,320

	55,225,267	21,836,229	22,513,320

Post conversion basis at the Exchange Ratio of [4.1918]	6,599,991	5,209,317	5,370,846
Portion of private placement subscribed by new investors	1,039,000	1,039,000	1,039,000
Portion of private placement subscribed by Valeritas shareholders	4,000,000	4,000,000	4,000,000

Subtotal of former Valeritas (carryover) equity interests at the date of the Merger	11,638,991	10,248,317	10,409,846

Parent’s Shares outstanding at the time of the Merger	40,486,000	40,837,219	40,486,000
Shares issued in Parent prior to the Merger	1,000,000	351,219	1,000,004
Shares surrendered in connection with the Split-Off	(40,486,000)	(40,486,000)	(40,486,000)

	1,000,000	702,438	1,000,004

	12,638,991	10,950,755	11,409,850

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALERITAS HOLDINGS, INC.

Dated: May 16, 2016	By:	/s/ JOHN TIMBERLAKE
	Name:	John Timberlake
	Title:	Chief Executive Officer